      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998

                                            REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  INTERVU INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                7371                               33-0680870
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            201 LOMAS SANTA FE DRIVE
                             SOLANA BEACH, CA 92075
                                 (619) 350-1600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                HARRY E. GRUBER
                            CHIEF EXECUTIVE OFFICER
                                  INTERVU INC.
                            201 LOMAS SANTA FE DRIVE
                             SOLANA BEACH, CA 92075
                                 (619) 350-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

            SCOTT N. WOLFE, ESQ.                           PETER LILLEVAND, ESQ.
             DAVID A. HAHN, ESQ.                             IAIN MICKLE, ESQ.
           ROBERT E. BURWELL, ESQ.                        BARBARA M. LANGE, ESQ.
              LATHAM & WATKINS                      ORRICK, HERRINGTON & SUTCLIFFE LLP
         701 "B" STREET, SUITE 2100                  OLD FEDERAL RESERVE BANK BUILDING
         SAN DIEGO, CALIFORNIA 92101                        400 SANSOME STREET
               (619) 236-1234                         SAN FRANCISCO, CALIFORNIA 94111
                                                              (415) 392-1122

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                PROPOSED
                                           AMOUNT           MAXIMUM OFFERING          PROPOSED             AMOUNT OF
       TITLE OF EACH CLASS                 TO BE                 PRICE           MAXIMUM AGGREGATE        REGISTRATION
  OF SECURITIES TO BE REGISTERED       REGISTERED(1)          PER SHARE(2)         OFFERING PRICE             FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001.....    2,300,000 shares          $17.438             $40,107,400             $11,832
==========================================================================================================================

(1) Includes 300,000 shares subject to the Underwriters' option to cover over-allotments.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sales prices of the Company's Common Stock on the Nasdaq National Market on April 27, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 1, 1998

                                2,000,000 SHARES

                                      LOGO

                                  INTERVU INC.
                                  COMMON STOCK
                            ------------------------

     All of the 2,000,000 shares of Common Stock offered hereby are being sold by InterVU Inc. ("InterVU" or the "Company").

     The Common Stock is quoted on the Nasdaq National Market under the trading symbol "ITVU." On April 29, 1998, the last sale price of the Common Stock as reported on the Nasdaq National Market was $17.50 per share. See "Price Range of Common Stock."

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================================
                                                                      Underwriting
                                              Price to               Discounts and              Proceeds to
                                               Public                 Commissions                Company(1)
------------------------------------------------------------------------------------------------------------------
Per Share...........................             $                         $                         $
------------------------------------------------------------------------------------------------------------------
Total...............................             $                         $                         $
------------------------------------------------------------------------------------------------------------------
Total Assuming Full Exercise of
  Over-Allotment Option (2).........             $                         $                         $
==================================================================================================================

(1) Before deducting expenses estimated at $500,000, which are payable by the Company.

(2) Assuming exercise in full of the 45-day option granted by the Company to the Underwriters to purchase up to 300,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York City on or about
            , 1998.
                            ------------------------

PAINEWEBBER INCORPORATED
                     JOSEPHTHAL & CO. INC.
                                        CRUTTENDEN ROTH INCORPORATED
                            ------------------------

           THE DATE OF THIS PROSPECTUS IS                     , 1998.

                                 [INTERVU LOGO]

CLIENT VIDEOS FREE SOFTWARE
V-BANNER(TM)                 InterVU's network approach to video delivery offers
                             Web site owners and advertisers a solution to offering video on the Internet. Video messages are hosted on the InterVU Network but accessed from customers' Web sites. Upon the request of an end-user at a participating Web site, the InterVU
                             Network transmits video messages directly to the end-user. In the case of video banner advertisements, the video is displayed automatically to end-users with video player capability. The InterVU Network utilizes a number of proprietary technologies, including InterVU's
                             Smart Mirror technology, All Eyes software, VU
                             Finder and EyeQ software, which together are designed to deliver video to the end-user from the electronically closest server, provide Web site owners or advertisers with the ability to reach an increased number of end-users with their video content and improve end-users' video viewing experience.

        [INTERVU LOGO]                               [MLB LOGO]                                 [NBC LOGO]
    http://www.intervu.net

     Below the MLB logo is a depiction of an Internet video player showing the legs of a baserunner as he prepares to slide into home plate. The video player represented contains triangular symbols representing forward and reverse, an icon representing the presence of sound and the word "InterVU."

     Below the NBC.com logo is a depiction of a video player showing a line of people entering a building with an NBC logo over the door. The video player represented contains triangular symbols representing the word "InterVU."

                            ------------------------

     Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus.
                            ------------------------

     InterVU(TM), InstaVU(TM), V-Banner(TM), All Eyes(TM), Fast Track(TM), EyeQ(TM), Get Smart(TM), Global Media Network(TM), Global Multimedia Network(TM), Smart Seek(TM), InterVU Player(TM), InstaVU Player(TM), InterVU Network(TM), Smart Mirror(TM), SmartVU(TM), Virtual URL(TM), Virtual Hop(TM), VU Finder(TM) and the InterVU logo are trademarks of the Company. The Company has filed applications for trademark registration on the following trademarks: All Eyes, InstaVU, InterVU, Smart Mirror, Global Media Network, Global Multimedia Network, SmartVU, Virtual Hop, Virtual URL, VBANNER and the InterVU logo. The Company has applied for servicemark registration on VUTOPIA. Major League Baseball trademarks and copyrights are used with permission of Major League Baseball Properties, Inc. NBC and the Peacock logo are registered trademarks of National Broadcasting Company, Inc. NetShow(TM) is a trademark of Microsoft Corporation. RealMedia(TM) is a trademark of RealNetworks, Inc. This Prospectus also includes additional trademarks of companies other than the Company.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." Except as otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

     InterVU is a specialized service company seeking to establish a leadership position in the Internet video delivery market. The Company utilizes a proprietary software system for routing and distributing high quality video over the Internet at rapid speeds to a large number of viewers, primarily for entertainment companies and advertisers. Unlike traditional Web site based video delivery solutions, the Company's system moves the video delivery mechanism away from the owner's Web site and on to the Company's distributed network of specialized video servers strategically situated on multiple backbones on the Internet (the "InterVU Network"). The InterVU Network allows the Company to deliver large amounts of high quality video quickly to end-users and allows Web site owners and advertisers to provide video on the Internet without having to invest in costly hardware and software or to maintain a staff of employees with video delivery expertise. The Company has designed the InterVU Network to perform operations and distribution activities for video content and advertising on the Internet analogous to those performed by traditional broadcast television networks for television content and advertising.

     The Company offers its services to Web site owners and advertisers for fees based on the volume of video content delivered, for flat fees based on estimates of video to be delivered or for a combination thereof. The Company expects to generate additional revenues in the future from selling advertising space on Web pages when Web site owners trade such space on their pages for video encoding and delivery services performed by the Company. In addition, the Company generally charges its customers fees for encoding analog video into digital form for transmission over the Internet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's target customers are the increasing number of Web site owners that seek a means of adding video presentations to their Web pages in an easily implemented and cost-effective manner and advertisers that wish to incorporate video into banners and other Internet advertisements. The Company believes that multimedia-rich Web sites, capable of delivering high quality video content quickly to the end-user, can generate significant marketing differentiation and "top of mind" awareness in consumer buying decisions. Web site owners that have used the Company's services include NBC Multimedia, Inc. ("NBC Multimedia"), a wholly owned subsidiary of National Broadcasting Company, Inc. ("NBC"), Intel Corp. ("Intel"), Major League Baseball, the Lifetime Television Network (Hearst/ABC-Viacom Entertainment Service) and Yachting Magazine (Times Mirror Magazines). The Company's video banner advertising technology, V-Banner, has been used to promote Intel on 25 Web sites, including the ESPN SportsZone, RealNetworks, Yahoo! and AudioNet Web sites. V-Banners also have been used to promote Goldwin Golf on the Golfonline Web site, the Columbia Pictures movie "Air Force One" and Volvo cars on the Yahoo! Web site, Anheuser Busch on the Major League Baseball Web site, United Airlines on the IntelliTrip.com Web site and Tabasco on the E!Online Web site. The Company also has an arrangement with CNN to provide hosting and distribution services for video content on CNN's Web sites. The Company expects that CNN will utilize the InterVU Network on busy news days or at other times when CNN's needs for bandwidth exceed its internal capacity.

     Traditional Internet video delivery mechanisms have been adversely affected by traffic congestion on the Internet and the limitations of video server storage and delivery resources, desktop storage capabilities and desktop processing power available for video decoding and playback. In addition, many Web site owners and advertisers have been reluctant to make the significant investments in hardware and software necessary to deliver video over the Internet from their own sites. As a result, most Web site owners and advertisers have been slow to utilize video on the Internet.

     The Company's distributed network solution, by contrast, provides high throughput delivery of video messages to end-users over the Internet and allows Web site owners and advertisers to use video on the Internet without incurring substantial start-up costs. Video messages are hosted on the InterVU Network but accessed seamlessly from customers' Web sites. Upon the request of an end-user at a participating Web site, the InterVU Network transmits video messages directly to the viewer. In the case of video banner advertisements, the video is displayed automatically to end-users that visit the Web site containing the advertisement. The InterVU Network is designed to be platform, browser and software player independent, allowing Web site owners and advertisers to use a variety of digital video encoding formats with the assurance that such formats will be compatible with most desk-top environments. The InterVU Network utilizes a number of proprietary technologies, including the Company's Smart Mirror technology, All Eyes software, VU Finder and EyeQ software, which together are designed to deliver video to the end-user from the electronically closest server, provide Web site owners and advertisers with the ability to reach an increased number of end-users with their video content and improve end-users' video viewing experience. The Company's EyeQ multimedia manager, which downloads, installs and updates end-users' multimedia player software, supports all major video players, including Microsoft Corporation's NetShow and RealNetworks, Inc.'s RealMedia streaming video players.

     In October 1997, the Company entered into a strategic alliance with NBC Multimedia pursuant to which the Company became the exclusive provider of technology and services for the distribution of most NBC entertainment audio/video content by means of NBC Web sites on the Internet. In addition, NBC acquired a 10% equity stake in the Company. The strategic alliance agreement between the Company and NBC Multimedia (the "NBC Strategic Alliance Agreement") provides for sharing of revenues from a new Web site called VideoSeeker, a stand-alone site (www.videoseeker.com) that will be promoted on the NBC.com Web site. VideoSeeker offers end-users a single source for online video entertainment and information from NBC and its partners, as well as third-party programmers. VideoSeeker features a wide array of streaming and downloadable video content, including monologues from "The Tonight Show with Jay Leno," "Access Hollywood" celebrity interviews, backstage footage with NBC celebrities and music videos from myLAUNCH, an online music site. The Company created the video search engine used on the VideoSeeker site, owns the proprietary software underlying the site and will manage and distribute all video, audio and multimedia from the site via the InterVU Network. See "Risk Factors -- Risks Associated with Strategic Alliance with NBC Multimedia" and
"Business -- Strategic Alliances -- Strategic Alliance with NBC Multimedia."

     To enhance its ability to reach large advertisers, in January 1998 the Company and MatchLogic, Inc. ("MatchLogic") entered into a strategic alliance agreement (the "MatchLogic Strategic Alliance Agreement"). MatchLogic is a leading online advertising management services firm and a subsidiary of Excite, Inc. MatchLogic supports top advertisers such as General Motors and leading advertising agencies such as McCann-Erickson. The Company and MatchLogic have developed trueVU, a service designed to facilitate advertisers' use of bandwidth-intensive media and robust video advertisements on the Internet. trueVU combines InterVU's video delivery technology with MatchLogic's targeting, distribution, reporting and performance measurement capabilities to provide "one-stop shopping" for Internet advertisers and advertising agencies. trueVU allows advertisers to stage advertising campaigns across a number of Web sites without having to confirm the compatibility of their advertisements with the software used on those sites. In addition, trueVU offers integrated reporting of an advertisement's performance across a number of Web sites.

     InterVU was incorporated in Delaware in August 1995 and launched the InterVU Network in December 1996. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's principal executive offices are located at 201 Lomas Santa Fe Drive, Solana Beach, California 92075, and its telephone number is (619) 350-1600.

                                  THE OFFERING

COMMON STOCK OFFERED BY THE
  COMPANY.....................    2,000,000 shares

COMMON STOCK TO BE OUTSTANDING
  AFTER THE OFFERING..........   11,380,032 shares(1)

USE OF PROCEEDS...............   Increased sales and marketing efforts;
                                 expansion of network operations; additional software development; and working capital and other general corporate purposes, including possible future strategic alliances and acquisitions. See "Use of Proceeds."

NASDAQ NATIONAL MARKET
SYMBOL........................   ITVU
---------------
(1) As of April 29, 1998, excludes (i) 1,079,328 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable upon exercise of outstanding options under the 1996 Stock Plan of InterVU Inc. (the "1996 Stock Plan"), (ii) 806,144 shares issuable upon conversion of 1,280,000 shares of the Company's Series G Preferred Stock (the "Series G Preferred") issued to NBC in connection with the formation of the strategic alliance with NBC Multimedia and (iii) 200,000 shares of Common Stock issuable upon exercise of warrants issued to Josephthal & Co. Inc. ("Josephthal") and Cruttenden Roth Incorporated in connection with the Company's initial public offering (the "IPO") in November 1997 (the "Advisors' Warrants").

                                  RISK FACTORS

     In connection with this offering (the "Offering"), prospective investors should carefully consider the factors set forth under "Risk Factors," including: the Company's limited operating history, accumulated deficit and anticipated losses; the uncertain market for the Company's specialized services; business development and expansion risks and possible inability to manage growth; potential fluctuations in quarterly operating results and unpredictability of future revenues; competition; risks associated with the strategic alliance with NBC Multimedia; dependence upon other strategic alliances; risks of system failures and security risks; risks of acquisitions and investments; dependence on key personnel; unproven acceptance of the Company's fee structure; intellectual property; risks of encoding and distributing adult video content; dependence on increased usage and stability of the Internet; risks of technological change; government regulation and legal uncertainties; volatility of stock price; management's discretion over the use of proceeds of the Offering; the anti-takeover effects of certain charter provisions; shares eligible for future sale; control by existing stockholders; and immediate and substantial dilution.

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                              PERIOD FROM
                             AUGUST 2, 1995           YEAR ENDED              THREE MONTHS ENDED
                             (INCEPTION) TO          DECEMBER 31,                 MARCH 31,
                              DECEMBER 31,     ------------------------    ------------------------
                                  1995            1996          1997          1997          1998
                             --------------    ----------    ----------    ----------    ----------
STATEMENT OF OPERATIONS
  DATA:
Total revenues.............       $ --         $       --    $      144    $       10    $      113
Operating expenses:
  Research and
     development...........         33              1,420         1,703           448           599
  Selling, general and
     administrative........         16                910         3,148           561         1,589
  Charges associated with
     the NBC Strategic
     Alliance
     Agreement(1)..........         --                 --           750            --         3,873
                                  ----         ----------    ----------    ----------    ----------
          Total operating
            expenses.......         49              2,330         5,601         1,009         6,061
                                  ----         ----------    ----------    ----------    ----------
Loss from operations.......        (49)            (2,330)       (5,457)         (999)       (5,948)
Interest income............          3                 52           192            21           196
                                  ----         ----------    ----------    ----------    ----------
Net loss...................       $(46)        $   (2,278)   $   (5,265)   $     (978)   $   (5,752)
                                  ====         ==========    ==========    ==========    ==========
Basic and diluted net loss
  per share(2).............                    $     (.66)   $     (.90)   $     (.21)   $     (.66)
                                               ==========    ==========    ==========    ==========
Shares used in computing
  basic and diluted net
  loss per share(2)........                     3,440,931     5,822,594     4,657,815     8,694,332
                                               ==========    ==========    ==========    ==========

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                                             AS
                                                              ACTUAL     ADJUSTED(3)
                                                              -------    -----------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $12,060      $44,110
  Short-term investments....................................    7,026        7,026
  Working capital...........................................   18,455       50,505
  Total assets..............................................   20,081       52,131
  Long-term lease commitments...............................        4            4
  Total stockholders' equity................................   19,219       51,269

---------------
(1) As consideration for the strategic alliance with NBC Multimedia, the Company issued 1,280,000 shares of Series G Preferred to NBC. In January 1998, the Company expensed the then-fair value of 680,000 shares of the Series G Preferred in the amount of $3.4 million. The Company expects to expense the then fair value of the remaining 600,000 shares of Series G Preferred in the three months ending December 31, 1999. The charges also include $750,000 and $500,000 in nonrefundable cash payments due to NBC under the NBC Strategic Alliance Agreement expensed during the three months ended December 31, 1997 and March 31, 1998, respectively. See "Business -- Strategic
    Alliances -- Strategic Alliance with NBC Multimedia."

(2) See Note 1 of Notes to Financial Statements for an explanation of the number of shares used in computing pro forma net loss per share.

(3) As adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock at the assumed public offering price of $17.50 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including, but not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

                RISK FACTORS RELATED TO THE COMPANY'S OPERATIONS

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; ANTICIPATED LOSSES

     The Company was incorporated in August 1995 and launched the InterVU Network in December 1996. The Company has a limited operating history and the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as the delivery of video over the Internet. Such risks for the Company include, but are not limited to, an evolving and unproven business model and the management of growth. To address these risks, the Company must, among other things, maintain and significantly increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing these risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Since inception, the Company has incurred significant losses and, as of March 31, 1998, had an accumulated deficit of approximately $13.3 million. To date, the Company has not generated any significant revenues and, as a result of the significant expenditures that the Company plans to make in sales and marketing, research and development and general and administrative activities over the near term, the Company expects to continue to incur significant operating losses and negative cash flows from operations on both a quarterly and annual basis for the foreseeable future. For these and other reasons, there can be no assurance that the Company will ever achieve or be able to sustain profitability.

     Moreover, the Company must expense the fair value of the shares of Series G Preferred issued to NBC in connection with the formation of the Company's strategic alliance with NBC Multimedia as the requirements that NBC return some or all of the shares of Series G Preferred upon termination of the NBC Strategic Alliance Agreement lapse. In January 1998, the Company expensed $3.4 million for the then-fair value of 680,000 shares of Series G Preferred and expects to expense the then-fair value of the remaining 600,000 shares of Series G Preferred in the quarter ending December 31, 1999. Should the Company renegotiate or waive the provisions obligating NBC to return the remaining 600,000 shares of Series G Preferred (or shares of Common Stock issuable upon conversion thereof, as the case may be) upon a termination of the NBC Strategic Alliance Agreement by NBC without cause, the Company would expense the fair value of the shares at that time. The non-cash charge with respect to the remaining 600,000 shares of Series G Preferred is likely to be substantial and is likely to have a material adverse effect on the Company's results of operations in the period such expense is recognized.

UNCERTAIN MARKET FOR THE COMPANY'S SPECIALIZED SERVICES

     The Company's services are highly specialized and designed solely to meet Web site owners' and advertisers' Internet video delivery needs. There can be no assurance that a market for Internet video delivery services will develop or that any such market, if developed, will offer significant revenue opportunities for specialized video delivery service providers such as the Company. The Company's customers have only limited experience, if any, with Internet video as a marketing and advertising medium, and neither its customers nor their advertising agencies have devoted a significant portion of their advertising budgets to Internet video advertising activities in the past. In order for the Company to generate revenues, Web site owners, advertisers and advertising agencies must direct a portion of their budgets to Internet-based content, marketing and advertising that incorporate video. Accordingly, if Internet-based content, marketing and advertising incorporating video do not become widely adopted by Web site owners, advertisers and advertising agencies, the Company's business, prospects, financial condition and results of operations would be materially adversely affected. See "Business -- Marketing and Sales."

BUSINESS DEVELOPMENT AND EXPANSION RISKS; POSSIBLE INABILITY TO MANAGE GROWTH

     The Company's business plan will, if successfully implemented, result in rapid expansion of its operations. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to identify, attract, motivate, train and retain highly skilled managerial, financial, engineering, business development, sales and marketing and other personnel. Competition for such personnel is intense. Moreover, the Company must continue to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or that it will successfully obtain, integrate and utilize the management, operational and financial resources necessary to manage a developing and expanding business in an evolving competitive industry. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; UNPREDICTABILITY OF FUTURE REVENUES

     The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include: the future adoption rate of video content by Web site owners; the Company's ability to retain existing customers (including, in particular, NBC), attract new customers at a steady rate and maintain customer satisfaction; changes in the status of the Company's strategic alliances; the level of use of the Internet and the growth of the market for video on the Internet; the amount and timing of costs and expenditures relating to the expansion of the Company's business; the introduction or announcement of new Internet services by the Company and its competitors; price competition or pricing changes in the Internet, cable and telecommunications industries; technical difficulties or network downtime; general economic conditions; and economic conditions specific to the Internet, Internet media, corporate intranet and cable industries. As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. In addition, the Company plans to increase operating expenses to fund additional sales and marketing, research and development and general and administrative activities. To the extent that these expenses are not accompanied by an increase in revenues, the Company would have to decrease or cease such expenditures or the Company's operating results and financial condition could be materially adversely affected. Moreover, the Company expects to expense the then fair value of the remaining 600,000 shares of Series G Preferred in the quarter ending December 31, 1999. Should the Company renegotiate or waive the provisions in the NBC Strategic Alliance Agreement obligating NBC to return the remaining 600,000 shares of Series G Preferred (or the shares of Common Stock issuable upon conversion thereof, as the case may be) upon a termination of the NBC Strategic Alliance Agreement by NBC without cause, the Company would expense the fair value of such shares at that time. The non-cash charge with respect to the remaining 600,000 shares of Series G Preferred is likely to be substantial and is likely to have a material adverse effect on the Company's results of operations in the period such expense is recognized. Due to all of the foregoing factors, it is possible that the Company's operating results in one or more future quarters will fail to meet the expectations of securities analysts or investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The market for Internet services is highly competitive, and the Company expects competition to increase significantly. Although the Company believes it is the only company currently utilizing a distributed, multi-backbone network approach to delivery of video on the Internet, the Company faces substantial competition from companies that provide the hardware, digital video encoding software and know-how necessary to allow Web site owners and advertisers to utilize video in their Internet activities. Several companies offer services that facilitate delivery of video on the Internet, including, among others, RealNetworks, Inc. ("RealNetworks"), VDOnet Corp., VXtreme, Inc., AudioNet Inc. and At Home Corporation. In August 1997, RealNetworks and MCI Communications Corporation ("MCI") announced a strategic alliance involving the introduction of a service, called Real Broadcasting Network ("RBN"), that delivers audio and video broadcasts over the Internet. RBN reportedly permits end-users to simultaneously receive video broadcasts by distributing copies of digital video programs to multiple points on MCI's Internet backbone. The strategic alliance between RealNetworks and MCI appears to be a service-based marketing strategy similar to that being implemented by the Company. In addition, Microsoft Corporation ("Microsoft") has made significant investments in Internet video delivery technologies and has disclosed a multimedia strategy of broadening the market for video compression solutions. In August 1997, Microsoft announced (i) the release of its NetShow 2.0 multimedia server which incorporates technology for video and audio delivery over the Internet and corporate intranets, (ii) an agreement with leading video compression software companies, including RealNetworks and VDOnet Corp., to cooperate in defining future standards based on the Microsoft Active Streaming Format and (iii) the acquisition of VXtreme, Inc. ("VXtreme") Microsoft also holds significant equity positions in RealNetworks and VDOnet Corp. In addition, as was the case with VXtreme, RealNetworks and VDOnet Corp., providers of Internet delivery video services may be acquired by, receive investments from or enter into other commercial relationships with, larger, well-established and well-financed companies, such as Microsoft and MCI. Greater competition resulting from such relationships could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive services in the future.

     The bases of competition in markets for video delivery include transmission speed, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, brand recognition, number of end-users directed to client Web sites ("traffic flow"), data reporting and operating experience. The Company believes that it compares favorably with its competitors with respect to each of these factors, except brand recognition, traffic flow and operating experience, all of which have been limited as a result of the Company's early stage of development. Many of the Company's competitors and potential competitors have substantially greater financial, technical, managerial and marketing resources, longer operating histories, greater name recognition and/or more established relationships with advertisers and content providers than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than the Company. The Company's ability to achieve and maintain a leadership position in the Internet video delivery market will depend, among other things, on the Company's success in providing high-speed, high-quality video over the Internet, the Company's marketing efforts and the reliability of the Company's networks and services, none of which can be assured. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, prospects, financial condition and results of operations. Further, as strategic responses to changes in the competitive environment, the Company may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RISKS ASSOCIATED WITH STRATEGIC ALLIANCE WITH NBC MULTIMEDIA

     As part of the Company's strategy to provide video delivery services to the top tier of Internet multimedia content sites, in October 1997 the Company entered into the NBC Strategic Alliance Agreement with NBC Multimedia. The terms of the NBC Strategic Alliance Agreement subject the Company to a number of risks and uncertainties, including the following:

     Broad Discretionary Powers of NBC Multimedia. The NBC Strategic Alliance Agreement provides NBC Multimedia with broad discretion in a number of areas, including (i) the determination of what materials and content will be made available for downloading through the InterVU Network, (ii) the promotional obligations of NBC Multimedia and (iii) the obligation of NBC Multimedia to introduce the Company to television stations associated with the NBC television network. The failure of NBC Multimedia to make a significant amount of compelling material available for downloading through the InterVU Network and to promote the Company and its Internet video delivery services could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Limited Nature of Exclusive Rights. The NBC Strategic Alliance Agreement provides that, subject to certain exceptions, during the Exclusive Term (as defined below), NBC Multimedia will not make available for transmission over the Internet any entertainment (i.e., excluding sports, news and other non-entertainment programming) audio/video content in any format to users via a Web site operated or controlled by NBC ("NBC Internet Sites") other than pursuant to the NBC Strategic Alliance Agreement. The NBC Strategic Alliance Agreement expressly excludes from this provision audio/video content of less than five seconds in length. In addition, NBC Multimedia is not restricted from making such audio/video content available on any Internet site that is not an NBC Internet Site. There can be no assurance that NBC Multimedia will not make its audio/video content available on other Internet sites. A determination by NBC Multimedia to make its audio/video content available on other Internet sites could have a material adverse effect on the amount of revenues generated pursuant to the NBC Strategic Alliance Agreement and could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     The Exclusive Term is defined as the period commencing on October 10, 1997 and ending on October 10, 1999; provided that if certain mutually agreed cost and revenue goals are established and met, then the Exclusive Term shall be automatically extended until October 10, 2001. Although the NBC Strategic Alliance Agreement provides that the parties shall meet and consult with one another in good faith and shall make good faith efforts to determine such cost and revenue goals on or before October 10, 1998, there can be no assurance that the Company and NBC Multimedia will be able to establish such mutually agreeable cost and revenue goals. The failure of the Company and NBC Multimedia to reach an agreement on this issue could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     NBC Multimedia's Termination Rights. During the Exclusive Term, NBC Multimedia may terminate the NBC Strategic Alliance Agreement without cause by giving 90 days prior written notice to the Company. NBC Multimedia also has the right to terminate the NBC Strategic Alliance Agreement if, among other things, the services provided by the Company pursuant to such agreement materially decline below industry standards or fail to conform to the specifications set forth in the NBC Strategic Alliance Agreement and the Company is unable to cure such failure within ten days of its receipt of notice. The NBC Strategic Alliance Agreement requires the Company to maintain a successful user connection rate of at least 98%. The failure to maintain such a connection rate could be deemed to be a material breach by the Company of the NBC Strategic Alliance Agreement, giving NBC Multimedia the right to terminate the NBC Strategic Alliance Agreement for cause. Although the Company expects to maintain the required connection rate, there can be no assurance that the Company can do so. The Company has represented to NBC Multimedia in the NBC Strategic Alliance Agreement that it will not use the InterVU Network in connection with the encoding or distribution of adult video content. Any such activity would constitute a breach of that representation and warranty and could result in a determination by NBC Multimedia to terminate the NBC Strategic Alliance Agreement for cause. The termination of the NBC Strategic Alliance Agreement, or the announcement of an intent to terminate, would have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Among other things, any such termination or announcement of an intent to terminate could cause other customers of the Company, especially NBC television affiliates then using the Company's video delivery services, if any, to terminate their relationships with the Company and would also have a negative impact on the Company's reputation in the market for Internet video delivery services, which would have a material adverse effect on the Company's ability to market its services to Web site owners and advertisers.

     If the NBC Strategic Alliance Agreement is terminated for any reason, the $750,000 balance of non-refundable payments would be immediately payable by the Company to NBC. See "Business -- Strategic Alliances -- Strategic Alliance with NBC Multimedia." In addition, if NBC Multimedia terminates the NBC Strategic Alliance Agreement without cause before October 10, 1999, then NBC or NBC Multimedia would be required to return to the Company 600,000 shares of the Series G Preferred (or the shares of Common Stock issuable upon conversion thereof, as the case may be); provided that NBC or NBC Multimedia would not be required to return any of such shares until the Company had made all nonrefundable payments described above. Neither NBC nor NBC Multimedia is obligated to return any shares to the Company if the NBC Strategic Alliance Agreement is terminated by NBC Multimedia for cause.

     Limited Nature of Revenue Sharing Rights. The NBC Strategic Alliance Agreement provides for sharing of revenue from a new Web site called VideoSeeker, a stand-alone site (www.videoseeker.com), which will be promoted on the NBC.com Web site. VideoSeeker offers end-users a single source for online video entertainment from NBC and its partners. The Company is entitled to receive 30% of the actual NBC cash receipts, if any, from advertising, transactions and subscriptions directly attributable to VideoSeeker, less certain associated costs and expenses. VideoSeeker became operational in April 1998, and no significant revenues have been generated. There can be no assurance that any significant revenues will be generated by VideoSeeker. In addition, the NBC Strategic Alliance Agreement permits NBC Multimedia to opt out of its 30% revenue sharing obligation by paying for the Company's video delivery services at rates at least as favorable as the most favorable rates offered by the Company to third parties, other than special promotional rates. NBC Multimedia would have an incentive to exercise its right to opt out of the revenue sharing obligation if the costs to NBC Multimedia of sharing revenue exceed the amount that NBC Multimedia would be required to pay the Company based on its most favorable video service delivery rates. See "Business -- Strategic
Alliances -- Strategic Alliance with NBC Multimedia."

DEPENDENCE UPON OTHER STRATEGIC ALLIANCES

     In addition to its strategic alliance with NBC Multimedia, the Company relies on its strategic alliance with MatchLogic and other strategic relationships. Under the MatchLogic Strategic Alliance Agreement entered into in January 1998, MatchLogic has agreed to use InterVU exclusively to provide delivery services for online advertisements using specified technologies, including video ("Media Rich Ads"), and the Company has obtained the exclusive right to use MatchLogic's distribution, reporting and performance measurement capabilities in connection with such Media Rich Ads, subject to certain exceptions. The Company also has agreed that it will not distribute Media Rich Ads for any company, other than MatchLogic, that provides third-party advertising management services. Notwithstanding the exclusivity provisions contained in the MatchLogic Strategic Alliance Agreement, MatchLogic may decline to provide advertising management services in connection with any particular Media Rich Ad project. In such a case, the Company would be permitted to use a different advertising management company, but there can be no assurance that the Company would be able to locate and establish a relationship with another advertising management company that would perform services equivalent to those performed by MatchLogic. In addition, to the extent third parties develop new technologies for media rich advertising and the Company declines to develop the processes required for the distribution of advertisements using such technology, MatchLogic may use another service provider to deliver such advertisements until such time, if ever, that InterVU develops the necessary processes for delivering such advertisements. MatchLogic also would be allowed to use another service provider for a project if the Company consistently failed to meet prevailing industry standards for performance on previous projects using the media rich technology used on the project. Moreover, neither party is required to participate in an ad campaign on which it projects an actual financial loss. The MatchLogic Strategic Alliance Agreement has a three-year term, and automatically renews for additional one-year terms unless either party gives prior written notice of its intent to terminate the MatchLogic Strategic Alliance Agreement. See "Business -- Strategic
Alliances -- Strategic Alliance with MatchLogic." There can be no assurance that the Company's existing strategic relationships, including its alliance with MatchLogic, will be maintained through their initial terms or extended at the end of such terms or that additional third-party alliances will be available to the Company on acceptable commercial terms or at all. The inability to enter into new, and to maintain any one or more of its existing, strategic alliances could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to Web site owners and advertisers requires the Company to provide reliable service. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other factors which may cause interruptions in service or reduced capacity for the Company's customers. In particular, the Company's network may be vulnerable to unauthorized access, computer viruses and other disruptive problems despite the Company's implementation of security measures. Internet Service Providers ("ISPs") and On-line Service Providers ("OSPs") have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Although the Company intends to continue to implement industry-standard security measures, industry-standard security measures have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on customer acceptance and, therefore, on the Company's business. Lapses in service or reliability also could lead to a loss of customers, which also could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. In addition, the Company believes that in the future its advertising customers may ask the Company to agree to indemnify them for the costs of advertising space that goes unused as a result of a service failure on the part of the Company. In the event of a prolonged service failure, the Company's liability for such unused space could be significant and could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RISKS OF ACQUISITIONS AND INVESTMENTS

     As part of its overall strategy, the Company may acquire and develop businesses, products, and technologies and enter into joint ventures and strategic alliances with other companies. Any such transactions would be accompanied by the risks commonly encountered in such transactions. In particular, acquisitions of high-technology companies include such risks as the difficulty of assimilating the operations and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, the incurrence of additional expenses associated with amortization of acquired intangible assets, the difficulty of maintaining uniform standards, controls, procedures and policies, the impairment of relationships with employees and customers as a result of any integration of new personnel, as well as the diversion of management's attention during the acquisition and integration process. The Company does not have significant experience in the identification and management of acquisitions, and the success of its acquisitions, if any, will depend on the effective management of the foregoing risks. The Company may not overcome these risks or any other problems encountered in connection with acquisitions, investments, joint ventures and strategic alliances, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's future performance and development will depend, in large part, upon the efforts and abilities of certain members of senior management, including Harry E. Gruber, its Chief Executive Officer and Chairman of the Board, Brian Kenner, its Vice President and Chief Technology Officer, and Kenneth L.

Ruggiero, its Vice President and Chief Financial Officer. The loss of service of one or more members of senior management could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company does not have employment agreements with any of its officers or employees. The Company maintains a key man life insurance policy on the life of Mr. Kenner in the amount of $1.0 million, of which the Company is the sole beneficiary. The Company does not have key man life insurance on Dr. Gruber or Mr. Ruggiero.

UNPROVEN ACCEPTANCE OF THE COMPANY'S FEE STRUCTURE

     The Company's business plan calls for it to generate revenues primarily from fees charged to customers for the volume of video content delivered. To date, however, the Company has generated most of its revenues from flat rate monthly fees charged to customers for video delivery and fees for encoding services. In addition, certain of the Company's Web site customers have traded advertising space on their Web pages for video delivery services provided by the Company. Although monthly fees charged by the Company typically are based on estimates of the amounts such customers would pay under the pay-per-delivery approach, flat rate billing exposes the Company to the risk that end-users will download customers' video content at higher-than-anticipated rates, causing the Company to incur bandwidth expenses in excess of revenues. The Company's inability to adjust its fee structure in response to customers' usage levels would have a material adverse effect on the Company's business, prospects, financial condition and results of operation.

INTELLECTUAL PROPERTY

     The Company regards its technology as proprietary and attempts to protect it with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. The Company has filed seven United States patent applications and four international patent applications and is in the process of preparing additional patent applications with respect to its technology. There can be no assurance that any patent will issue from these applications or that, if issued, any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Failure of any patents to provide protection to the Company's technology may make it easier for the Company's competitors to offer technology equivalent or superior to the Company's technology. The Company also generally enters into confidentiality and nondisclosure agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar technology independently. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's intellectual property rights or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company believes that, due to the rapid pace of technological innovation for Internet products and services, the Company's ability to establish and maintain a position of technology leadership in the industry depends more on the skills of its development personnel than upon the legal protections afforded its existing technology.

RISKS OF ENCODING AND DISTRIBUTING ADULT VIDEO CONTENT

     While the Company does not currently provide its services to Web sites that host adult videos, the Company may in the future provide services to such sites. In determining whether to encode and/or deliver adult video content through the InterVU Network, the Company intends to take into account the overall costs of providing such services, including the potential adverse impact on its strategic alliance with NBC Multimedia and other possible negative reaction from its existing and potential Web site and advertising customers. The Company has represented to NBC Multimedia in the NBC Strategic Alliance Agreement that it will not use the InterVU Network in connection with the encoding or distribution of adult video content.

Any such activity would constitute a breach of that representation and warranty and could result in a determination by NBC Multimedia to terminate the NBC Strategic Alliance Agreement. The Company could also be exposed to liability for encoding and hosting adult content deemed to be indecent or obscene. Although the United States Supreme Court has upheld lower court decisions declaring the anti-indecency provisions of the Telecommunications Act of 1996 unconstitutional, the law relating to liability for transmitting obscene or indecent material over the Internet remains unsettled. The imposition upon the Company, ISPs or Web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. Further, the costs incurred in defending against any such claims and potential adverse outcomes of such claims could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     The loss of customers as a result of the Company's becoming associated with adult Web sites could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Such association could result even if the Company does not use the InterVU Network in connection with the encoding or distribution of adult video content. For example, if an end-user utilizing an Internet browser attempts to view an adult video and such end-user does not have the necessary software, or "plug-in," he or she will automatically be directed to the browser's plug-in finder page which lists the particular plug-ins, including the InterVU Player, that can display the video. If the InterVU Player is selected by the end-user, or if the end-user has already installed the InterVU Player, the adult video will be presented within the InterVU Player and with the InterVU name displayed in the manner depicted by the graphics located on the inside front cover page of this Prospectus.

                     RISKS RELATED TO THE INTERNET INDUSTRY

DEPENDENCE ON INCREASED USAGE AND STABILITY OF THE INTERNET

     Critical issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Web has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Internet and could reduce the usage of the Internet by businesses and individuals. Any failure of the Internet to support the ever-increasing number of users due to inadequate infrastructure, or otherwise, could materially and adversely affect the acceptance of the Company's products and services which would, in turn, materially and adversely affect the Company's business, prospects, financial condition and results of operations.

RISKS OF TECHNOLOGICAL CHANGE

     The markets for Internet services are characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of Internet products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of the InterVU Network and the Company's customer service, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost-effectively and sufficiently to these developments. There also can be no assurance that the Company will be successful in achieving widespread acceptance of its services before competitors offer products and services with speed and performance similar to or better than the Company's current offerings. In addition, the widespread adoption of new Internet or telecommunications technologies or standards could require substantial expenditures by the Company to modify or adapt its video delivery service and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Business -- Technology Overview" and "-- Customer Services."

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

     The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of Internet markets may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of Internet use, which could, in turn, decrease the demand for the Company's services or increase the cost of doing business, or otherwise have an adverse effect on the Company's business, prospects, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

               RISKS RELATED TO THE OFFERING AND THE COMMON STOCK

VOLATILITY OF STOCK PRICE

     The trading price of the Common Stock has been, and is likely to continue to be, highly volatile and in the future could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, changes in the status of the Company's strategic alliances, new sales formats or new products or services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in Internet markets, changes in the market valuations of other Internet companies, announcements by the Company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Common Stock and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general, and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect valuations substantially above historical levels. There can be no assurance that these trading prices and valuations will be sustained. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance. Fluctuations in the market price of the Company's Common Stock may in turn adversely affect the Company's ability to complete any targeted acquisitions, its access to capital and financing and its ability to attract and retain qualified personnel. Moreover, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

MANAGEMENT'S DISCRETION OVER USE OF PROCEEDS OF THE OFFERING

     The Company expects to use the net proceeds of the Offering for increased sales and marketing efforts, expansion of network operations, additional software development and working capital and other general corporate purposes. The Company may, if an opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies or enter into additional strategic alliances. From time to time, in the ordinary course of business, the Company expects to evaluate potential acquisitions of such businesses, products or technologies or investments therein or potential alliances. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition, investment or strategic alliance. Accordingly, management will have significant flexibility in applying the net proceeds of the Offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Use of Proceeds."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could discourage potential acquisition proposals, could delay or prevent a change in control of the Company and could make removal of management more difficult. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers that are priced above the then-current market value of the Common Stock. The provisions also may inhibit increases in the market price of the Common Stock that could result from takeover attempts. These provisions include a Board of Directors consisting of three classes; a limitation which permits only the Board of Directors, the Chairman, the President or the Secretary of the Company to call a special meeting of stockholders; a prohibition against the stockholders' acting by written consent; and certain advance notice procedures for nominating candidates for election to the Board of Directors and for proposing business before a meeting of stockholders. Additionally, the Board of Directors, without further stockholder approval, may issue up to 3,720,000 shares of preferred stock, in one or more series, with such terms as the Board of Directors may determine, including rights such as voting, dividend and conversion rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred stock may be issued quickly with terms which delay or prevent the change in control of the Company or make removal of management more difficult. Also, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock. See "Description of Capital Stock -- Preferred Stock" and " -- Delaware Law and Certain Charter and Bylaw Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market could materially adversely affect the prevailing market price of the Common Stock. Upon completion of the Offering, the Company will have 11,380,032 shares of Common Stock outstanding. The 2,000,000 shares offered in the Offering (plus any shares issued upon exercise of the Underwriters' over-allotment option), the 2,000,000 shares sold in the IPO will be freely tradable under the Securities Act of 1933, as amended (the "Securities Act"), unless held by "affiliates" of the Company as defined in Rule 144 under the Securities Act. Of the remaining 7,380,032 shares of Common Stock, all but 4,932,187 shares subject to 120-day lock-up agreements with PaineWebber Incorporated executed in connection with the Offering by the directors, officers and five percent stockholders of the Company, will be eligible for sale under Rule 144 under the Securities Act, subject to certain volume and other limitations, beginning August 19, 1998 upon the expiration of the lock-up agreements with Josephthal, the managing underwriter of the IPO. In addition, the 806,144 shares of Common Stock issuable upon conversion of the Series G Preferred are subject to lock-up agreements with the same terms. PaineWebber Incorporated or Josephthal may at any time without notice release all or any portion of the shares subject to the lock-up agreements to which it is a party; provided that Josephthal may not release any such shares, or otherwise modify the terms of its lock-up agreements, without the prior written consent of PaineWebber Incorporated. In addition, the shares of Common Stock issuable upon conversion of the Series G Preferred will become eligible for public sale under Rule 144 in October 1998. The Company also intends to register on Form S-8 following the effective date of the Offering a total of 1,113,446 shares of Common Stock subject to outstanding options or issued upon exercise of options granted under the 1996 Stock Plan. In addition, the Company intends to register on Form S-8 2,000,000 shares of Common Stock reserved for issuance under the 1998 Stock Option Plan of InterVU Inc. (the "1998 Stock Option Plan") and 500,000 shares of Common Stock reserved for issuance under the Employee Qualified Stock Purchase Plan of InterVU Inc. (the "Qualified Stock Purchase Plan"). The 1998 Stock Option Plan and the Qualified Stock Purchase Plan have been adopted by the Board of Directors, subject to stockholder approval at the 1998 Annual Meeting of Stockholders to be held in June 1998. For more information regarding the 1998 Stock Option Plan and the Qualified Stock Purchase Plan, see "Management -- 1998 Stock Option Plan" and

"-- Qualified Stock Purchase Plan." If the 1998 Stock Option Plan is approved by stockholders at the 1998 Annual Meeting, the Company will cease to reserve the 775,954 shares of Common Stock currently reserved for issuance under the 1996 Stock Plan but not yet subject to options. See "Management," "Description of Capital Stock" and "Shares Eligible for Future Sale."

CONTROL BY EXISTING STOCKHOLDERS

     As of April 29, 1998, members of the Board of Directors and the executive officers of the Company, together with members of their families and entities that may be deemed affiliates of or related to such persons, beneficially owned approximately 40.5% of the outstanding shares of Common Stock. Accordingly, these stockholders may be able to elect all of the Board of Directors and determine the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. This level of ownership may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of the Common Stock. See "Management -- Executive Officers and Directors" and "Principal Stockholders."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Investors participating in the Offering will incur immediate, substantial dilution in the amount of $12.99 per share in the net tangible book value per share of the Common Stock as of March 31, 1998, assuming a public offering price of $17.50 per share and after deducting estimated underwriting discounts and other estimated expenses of the Offering. To the extent that outstanding options and warrants to purchase the Common Stock are exercised or shares of Series G Preferred are converted, there will be further substantial dilution. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 2,000,000 shares of Common Stock offered in the Offering are estimated to be $32.1 million ($36.9 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and other estimated expenses of the Offering payable by the Company.

     The Company intends to use the estimated net proceeds as follows: (i) approximately $10.0 million for increased sales and marketing efforts; (ii) approximately $7.6 million to expand network operations; (iii) approximately $5.0 million for additional software development; and (iv) approximately $9.5 million for working capital and other general corporate purposes. Furthermore, from time to time the Company expects to evaluate potential acquisitions of, or investments in, businesses, products and technologies that are complementary to those of the Company, and potential alliances, for which a portion of the net proceeds from the Offering may be used. While the Company engages from time to time in discussions with respect to potential investments, acquisitions or strategic alliances, the Company has no plans, commitments, or agreements with respect to any material investments, acquisitions or strategic alliances. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment-grade, interest-bearing securities. The Company believes that the net proceeds from the Offering, together with existing cash, cash equivalents, short-term investments and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements through at least the end of 1999.

                          PRICE RANGE OF COMMON STOCK

     The Company completed its initial public offering on November 23, 1997 at a price to the public of $9.50 per share. Since that date, the Common Stock has been quoted on the Nasdaq National Market under the symbol "ITVU." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by the Nasdaq National Market.

                                                              HIGH      LOW
                                                             ------    ------
1997
  4th Quarter (from November 19, 1997).....................  $10.25    $ 8.13
1998
  1st Quarter..............................................   14.50      7.63
  2nd Quarter (through April 29, 1998).....................   32.38     12.75

     On April 29, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.50. As of April 29, 1998, there were approximately 149 holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain all future earnings, if any, for use in the operation and development of its business and, therefore, does not expect to declare or pay any cash dividends on the Common Stock in the foreseeable future.

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1998 was $19.2 million, or $2.05 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 2,000,000 shares of Common Stock offered in the Offering at an assumed public offering price of $17.50 per share (after deducting estimated underwriting discounts and other estimated expenses of the Offering), the adjusted net tangible book value of the Company as of March 31, 1998 would have been $51.3 million, or $4.51 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.46 per share to existing stockholders and an immediate dilution of $12.99 per share to new investors. The following table illustrates the per share dilution in net tangible book value to new investors:

Assumed public offering price per share................              $  17.50
  Net tangible book value per share as of March 31,
     1998..............................................  $   2.05
  Increase per share attributable to new investors.....      2.46
                                                         --------
Net tangible book value per share after the Offering...                  4.51
                                                                     --------
Dilution per share to new investors....................              $  12.99
                                                                     ========

     The following table summarizes as of March 31, 1998, on a pro forma basis, the differences in total consideration paid and the average price per share paid by existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company.

                                 SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                              ----------------------    ----------------------    PRICE PAID
                                NUMBER       PERCENT      AMOUNT       PERCENT    PER SHARE
                              -----------    -------    -----------    -------    ----------
Existing stockholders(1)....    9,380,032      82.4%    $31,416,000      47.3%      $ 3.35
New investors(2)............    2,000,000      17.6      35,000,000      52.7        17.50
                              -----------     -----     -----------     -----
Total(2)....................   11,380,032     100.0%    $66,416,000     100.0%
                              ===========     =====     ===========     =====

---------------
(1) The information presented with respect to existing stockholders assumes (i) no conversion of Series G Preferred into Common Stock, (ii) no exercise of outstanding options to purchase 1,079,328 shares of Common Stock granted under the 1996 Stock Plan and (iii) no exercise of the Advisors' Warrants to purchase 200,000 shares of Common Stock. The issuance of Common Stock upon the conversion of the Series G Preferred, the exercise of the options granted under the 1996 Stock Plan and the exercise of Advisors' Warrants will result in further dilution to new investors. See "Management" and Note 5 of Notes to Financial Statements.

(2) If the Underwriters' over-allotment option is exercised in full, the Company will issue an additional 300,000 shares of Common Stock to new investors (2.6% of the total of 11,680,032 shares of Common Stock outstanding) and the total consideration from new investors will be $40.3 million (56.2% of the total of $71.7 million paid for all shares of Common Stock outstanding).

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of March 31, 1998 and as adjusted as of such date to give effect to the application of the estimated net proceeds from the sale by the Company of 2,000,000 shares of Common Stock offered in the Offering (at an assumed public offering price of $17.50 per share and after deducting the underwriting discounts and other estimated expenses of the Offering). The table should be read in conjunction with the financial statements and the related notes appearing elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Long-term lease commitments.................................  $      4     $      4
Stockholders' equity:
  Preferred Stock, $.001 par value; 5,000,000 shares
     authorized, 1,280,000 shares issued and outstanding,
     actual and as adjusted.................................         1            1
  Common Stock, $.001 par value; 20,000,000 shares
     authorized, 9,380,032 shares issued and outstanding,
     actual; 20,000,000 shares authorized, 11,380,032 shares
     issued and outstanding, as adjusted(1).................         9           11
  Additional paid-in capital................................    33,216       65,264
  Deferred compensation.....................................      (666)        (666)
  Deficit accumulated during the development stage..........   (13,341)     (13,341)
                                                              --------     --------
Total stockholders' equity..................................    19,219       51,269
                                                              --------     --------
          Total capitalization..............................  $ 19,223     $ 51,273
                                                              ========     ========

---------------
(1) Excludes 1,079,328 shares of Common Stock issuable upon exercise of outstanding options under the 1996 Stock Plan, 806,144 shares of Common Stock issuable upon conversion of the Series G Preferred and 200,000 shares of Common Stock issuable upon exercise of the Advisors' Warrants.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data for the period from August 2, 1995 (Inception) through December 31, 1995 and for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 are derived from the Company's financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The statement of operations data for the three months ended March 31, 1997 and 1998 and the balance sheet data as of March 31, 1998 have been derived from unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial data for such periods and as of such date. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

                                         PERIOD FROM
                                        AUGUST 2, 1995           YEAR ENDED              THREE MONTHS ENDED
                                        (INCEPTION) TO          DECEMBER 31,                 MARCH 31,
                                         DECEMBER 31,     ------------------------    ------------------------
                                             1995            1996          1997          1997          1998
                                        --------------    ----------    ----------    ----------    ----------
STATEMENT OF OPERATIONS DATA:
  Revenues............................       $ --         $       --    $      144    $       10    $      113
  Operating expenses:
     Research and development.........         33              1,420         1,703           448           599
     Selling, general and
       administrative.................         16                910         3,148           561         1,589
     Charges associated with the NBC
       Strategic Alliance
       Agreement(1)...................         --                 --           750            --         3,873
                                             ----         ----------    ----------    ----------    ----------
          Total operating expenses....         49              2,330         5,601         1,009         6,061
                                             ----         ----------    ----------    ----------    ----------
  Loss from operations................        (49)            (2,330)       (5,457)         (999)       (5,948)
  Interest income.....................          3                 52           192            21           196
                                             ----         ----------    ----------    ----------    ----------
  Net loss............................       $(46)        $   (2,278)   $   (5,265)   $     (978)   $   (5,752)
                                             ====         ==========    ==========    ==========    ==========
  Basic and diluted net loss per
     share(2).........................                    $     (.66)   $     (.90)   $     (.21)   $     (.66)
                                                          ==========    ==========    ==========    ==========
  Shares used in computing basic and
     diluted net loss per share (2)...                     3,440,931     5,822,594     4,657,815     8,694,332
                                                          ==========    ==========    ==========    ==========

                                                                DECEMBER 31,
                                                              -----------------    MARCH 31,
                                                               1996      1997        1998
                                                              ------    -------    ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $2,508    $21,380     $12,060
Short-term investments......................................      --         --       7,026
Working capital.............................................   2,365     20,947      18,455
Total assets................................................   2,776     22,130      20,081
Long-term liabilities.......................................      27          8           4
Total stockholders' equity..................................   2,597     21,532      19,219

---------------
(1) As consideration for the strategic alliance with NBC Multimedia, the Company issued 1,280,000 shares of Series G Preferred to NBC. In January 1998, the Company expensed the then fair value of 680,000 shares of the Series G Preferred in the amount of $3.4 million. The Company expects to expense the then fair value of the remaining 600,000 shares of Series G Preferred in the quarter ending December 31, 1999. The charges also include $750,000 and $500,000 in nonrefundable cash payments due to NBC under the NBC Strategic Alliance Agreement expensed during the three months ended December 31, 1997 and March 31, 1998, respectively. See "Business -- Strategic
    Alliances -- Strategic Alliance with NBC Multimedia."

(2) See Note 1 of Notes to Financial Statements for an explanation of the number of shares used in computing pro forma net loss per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements regarding the Company, its business, prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the risks detailed in the "Risk Factors" section of this Prospectus.

OVERVIEW

     The Company was incorporated in August 1995 and launched the InterVU Network in December 1996. The Company began recognizing revenue during 1997 through the delivery of video content over the InterVU Network and the provision of related services to the Company's initial customers.

     The Company offers its services to Web site owners and advertisers for fees based on the volume of video content delivered, for flat fees based on estimates of video to be delivered or for a combination thereof. The Company expects to generate additional revenues in the future from selling advertising space on Web pages when Web site owners trade such space on their pages for video encoding and delivery services performed by the Company. The Company also generally charges its customers fees for encoding analog video into digital form for transmission over the Internet. See "Risk Factors -- Unproven Acceptance of the Company's Fee Structure."

     The Company has incurred net losses in each fiscal period since its inception and, as of March 31, 1998, had an accumulated deficit of $13.3 million. To date, the Company has not generated any significant revenues, and, as a result of the significant expenditures that the Company plans to make in sales and marketing, research and development and general and administrative activities over the near term, the Company expects to continue to incur significant operating losses and negative cash flows from operations on both a quarterly and annual basis for the foreseeable future. The Company is in the early stages of executing its business model, and the profit potential of the Company's fee based model for the delivery of video content or advertising is unproven in the Internet industry. Because its success is dependent on the growth of the video market on the Internet, as well as the growth of the Internet industry, the Company must, among other things, develop services that are widely accepted by Web site owners, advertisers and end-users at prices that will yield a profit. There can be no assurance that the Company's services will achieve broad commercial or consumer acceptance. See "Risk Factors -- Limited Operating History; Accumulated Deficit; Anticipated Losses," "-- Potential Fluctuations in Quarterly Operating Results; Unpredictability of Future Revenues," "-- Unproven Acceptance of the Company's Fee Structure" and "-- Uncertain Market for the Company's Specialized Services."

     As consideration for the strategic alliance with NBC Multimedia, the Company issued 1,280,000 shares of Series G Preferred to NBC, and NBC Multimedia granted the Company exclusive rights to deliver most NBC audio/video content by means of NBC Web sites. NBC Multimedia may terminate the NBC Strategic Alliance Agreement without cause by giving 90 days prior written notice and is required to return 600,000 shares of Series G Preferred (or the shares of Common Stock issuable upon conversion thereof, as the case may be) if the termination occurs at any time on or before October 10, 1999. Notwithstanding the foregoing, NBC Multimedia is not required to return any such shares until it has received from the Company the $2.0 million of nonrefundable payments described below under "-- Liquidity and Capital Resources." In January 1998, a requirement that NBC return 680,000 shares of Series G Preferred upon termination of the NBC Strategic Alliance Agreement lapsed. As a result, in January 1998 the Company expensed the then-fair value of the 680,000 shares of Series G Preferred in the amount of $3.4 million. The Company expects to expense the then-fair value of the remaining 600,000 shares of Series G Preferred in the quarter ending December 31, 1999. Should the Company renegotiate or waive the provisions obligating NBC to return the remaining 600,000 shares of Series G Preferred (or the shares of Common Stock issuable upon conversion thereof, as the case may
be), removing NBC's obligation to return the shares, the Company would expense the fair value of the shares at that time. The Company believes that the fair value of each share of Series G Preferred will roughly approximate the price per share at which the Common Stock is then trading, multiplied by the .6298 conversion ratio applicable to the Series G Preferred. The non-cash charge with respect to the remaining 600,000 shares of Series G Preferred is likely to be substantial and is likely to have a material adverse impact on the Company's results of operations in the period such expense is recognized.

     The Company's economic model is predicated upon achieving significant economies of scale relative to variable and, to a lesser extent, fixed telecommunications costs. The Company has developed a series of software tools and a software system that perform various functions, including analyzing Internet performance, specifically related to congestion points on the Internet. The Company's operating strategy is to reduce the number of congestion points experienced by end-users through the redirection of an individual's request for video content to the optimal server location. To date, the Company has contracted for telecommunications capacity and services primarily from major ISPs. It is the Company's intention to continue to contract with selected ISPs in the future for Internet services, as well as to continue to procure and install selected servers over a variety of Internet backbones and selected regional Points of Presence ("POPs"). In addition, the Company may incur significant capital equipment expenditures and lease commitments for additional servers to expand the InterVU Network, although these expenditures would be less significant than those required of ISPs. The amount and timing of such expenditures will depend upon the level of demand for the Company's services. The Company believes that as customer adoption rates for the Company's service increases, the corresponding levels of video delivery volumes will allow the Company to generate economies of scale relative to the expenses it incurs with ISPs, as well as the expenses emanating from the maintenance and depreciation of its servers. To the extent that such economies of scale are not realized, the Company's business, prospects, financial condition and results of operations will be materially adversely affected.

RESULTS OF OPERATIONS

     GENERAL

     The financial results for the period from August 2, 1995 (Inception) to March 31, 1998 reflect the Company's initial organizational efforts, research and development activities, capital raising activities and initial deployment of the Company's video delivery service. The Company believes that its limited operating history makes prediction of future results of operations difficult and, accordingly, that its operating results should not be relied upon as an indication of future performance. The Company began to recognize revenue during 1997 and, as such, the Company believes that any comparison of the results of operations for the three months ended March 31, 1998 and 1997 and for the twelve months ended December 31, 1997 and 1996 is not meaningful.

     Total revenues consist of fees for delivery of video content over the InterVU Network and related customer services. Revenues from fees from video delivery are recognized at the time of delivery. Revenues from encoding and other customer services are recognized during the period in which services are provided. In order to attract early customers and achieve penetration of the market for Internet video delivery, the Company initially provided up to 90 days of free trial service to certain customers. The Company terminated its free trial service program in August 1997. The Company may elect to resume the free trial service program or other sales practices in the future if it determines they are warranted.

     Research and development expenses consist primarily of salaries and related expenses for personnel, fees to outside contractors and consultants, the allocated costs of facilities, and the depreciation and amortization of capital equipment. Research and development expenses to date have focused in three areas: the development of software tools and enabling platforms for the load-balanced distribution of video content; the development of tools to analyze Internet performance to subsequently redirect individual end-users to optimal servers; and the development of end-user tools for displaying multimedia content including new media player software. Research and development expenses have been expensed as incurred.

     Selling, general and administrative expenses consist primarily of salaries, commissions, promotional expenses, professional services and general operating costs. Also included are costs the Company incurs for

Internet access and telecommunications transport costs ("bandwidth"). These costs have both fixed and variable components. The Company believes that it will be able to negotiate lower bandwidth charges as the InterVU Network expands. The expansion of the InterVU Network will in some cases require capital equipment expenditures, the cost of which will be depreciated over the useful life of the asset.

     Charges associated with the NBC alliance are comprised of a non-cash charge related to the lapse of NBC's obligations to return 680,000 shares of Series G Preferred and nonrefundable cash payments due to NBC under the NBC Strategic Alliance Agreement. See "Business -- Strategic Alliances -- Strategic Alliance with NBC Multimedia."

     THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1997

     Total revenues for the three months ended March 31, 1998 and 1997 were $113,000 and $10,000, respectively. During the first quarter of 1998, the Company expanded the InterVU Network to service larger volumes of multimedia content and, as a result, performed services with respect to Intel advertising campaigns which accounted for $40,000 of revenues for the three months ended March 31, 1998. The balance of the increase is comprised of revenues from video delivery or V-Banner service to a variety of other customers and reflects expansion of the Company's sales force from three employees at March 31, 1997 to eight employees at March 31, 1998.

     Research and development expenses for the three months ended March 31, 1998 and 1997 were $599,000 and $448,000, respectively. The increase in research and development expenses reflects additions to the Company's research and development staff and an increase in facilities costs.

     Selling, general and administrative expenses for the three months ended March 31, 1998 and 1997 were $1.6 million and $561,000, respectively. The increase is primarily attributable to an increase in expenses related to the addition of 16 sales, marketing and administrative positions and associated recruiting costs of $382,000, an increase in expenses relating to trade shows, advertising campaigns and other sales and marketing efforts of $350,000, increased bandwidth and related production costs of $141,000 and an increase in legal, accounting and other fees associated with being a publicly traded company of $73,000.

     Charges associated with the NBC alliance for the three months ended March 31, 1998 were $3.9 million. No such charges were recorded in the three months ended March 31, 1997. The charges in the 1998 period reflected (i) a non-cash charge of $3.4 million relating to the lapse of NBC's obligation to return 680,000 shares of Series G Preferred and (ii) a charge of $500,000 for a portion of the remaining nonrefundable cash payments due to NBC under the NBC Strategic Alliance Agreement. See "Business -- Strategic Alliances -- Strategic Alliance with NBC Multimedia."

     Interest income was $196,000 and $21,000 for the three months ended March 31, 1998 and 1997, respectively. Interest income represents interest earned by the Company on its cash, cash equivalents and short-term investments. The increase was primarily the result of higher cash and cash equivalents and short-term investments balances resulting from sales of equity securities.

     YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     Total revenues were $144,000 for 1997, most of which was derived from delivery fees and customer services provided to the Company's initial customers. The Company had no revenues for 1996.

     Research and development expenses for the years ended December 31, 1997 and 1996 were $1.7 million and $1.4 million, respectively. The increase in research and development expenses was attributable to the increase in personnel and related expenses.

     Selling, general and administrative expenses were $3.1 million and $910,000 for the years ended December 31, 1997 and 1996, respectively. The increase in 1997 over 1996 was attributable primarily to an increase of $1.2 million in personnel and associated costs, primarily related to sales and marketing, an increase of $297,000 for expenditures for trade shows and other public relations expenses, an increase of $237,000 in amortization of deferred compensation, an increase of $229,000 for bandwidth costs and an increase of $175,000 for travel and entertainment expenses.

     Charges associated with the NBC Strategic Alliance Agreement for 1997 were $750,000. No such charges were recorded in 1996. The 1997 charges reflected the payment of the first $750,000 of the $2.0 million of nonrefundable cash payments due to NBC under the NBC Strategic Alliance Agreement. See
"Business -- Strategic Alliances -- Strategic Alliance with NBC Multimedia."

     Interest income was $192,000 and $52,000 for the years ended December 31, 1997 and 1996, respectively. The increase in interest income for 1997 was the result of higher cash and cash equivalents balances resulting from sales of equity securities.

     The Company has not recorded any income tax benefit for net losses and credits incurred for any period from inception to December 31, 1997. The utilization of these losses and credits is contingent upon the Company's ability to generate taxable income in the future. Because of that uncertainty, the Company has recorded a full valuation allowance with respect to these deferred tax assets. See Note 7 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through sales of equity securities. Through March 31, 1998, the Company had raised $28.8 million from the sale and issuance of preferred stock and Common Stock. At March 31, 1998, the principal source of liquidity for the Company was $19.1 million of cash and cash equivalents and short-term investments.

     The Company has had significant negative cash flows from operating activities since inception. Cash used in operating activities for the three months ended March 31, 1998 and 1997 was $2.0 million and $904,000, respectively, and for the years ended December 31, 1997 and 1996 was $4.6 million and $2.1 million, respectively. Cash used in operating activities in each of these periods was primarily the result of increased business activity and related operating expenses.

     Cash used in investing activities for the three months ended March 31, 1998 and 1997 was $7.3 million and $101,000, respectively, and for the years ended December 31, 1997 and 1996 was $484,000 and $305,000, respectively, primarily representing purchases of short-term investments, capital expenditures for equipment, software, and furniture and fixtures. Although the Company has no material commitments for capital expenditures, the Company expects to expend significant amounts for equipment, software and fixtures to expand the InterVU Network, a portion of which it may finance through capital leases.

     Cash used in financing activities was $2,000 for the three months ended March 31, 1998 represented payments on capital leases. Cash provided by financing activities of $1.1 million in the three months ended March 31, 1997 represented proceeds from the sale of preferred stock. Cash provided by financing activities for the years ended December 31, 1997 and 1996 was $23.9 million and $4.4 million, respectively, resulting primarily from the net proceeds received by the Company from the sale of preferred stock and completion of the IPO and a direct offering to NBC Multimedia concurrent with the IPO (the "Direct Offering") in November 1997. Net proceeds from the IPO and the Direct Offering aggregated $18.6 million.

     In connection with the strategic alliance with NBC entered into in October 1997, the Company is obligated to make $2.0 million in nonrefundable payments to NBC Multimedia for certain production, operating and advertising costs associated with certain NBC Web sites. Of this amount, $750,000 was paid in the fourth quarter of 1997, $500,000 was accrued in the first quarter of 1998 and paid in the second quarter of 1998, and the balance of $750,000 is scheduled to be paid prior to the end of 1998. All amounts currently remaining unpaid would become immediately due if the NBC Strategic Alliance Agreement is terminated for any reason.

     The Company believes that the net proceeds from the Offering, together with existing cash, cash equivalents, short-term investments and capital lease financing, will be sufficient to meet its working capital and capital expenditure requirements through at least the end of 1999. Thereafter, if cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may need to sell additional equity or debt securities or obtain credit facilities. The Company currently does not have any lines of credit. The sale of additional equity or convertible debt securities may result in additional dilution to the Company's stockholders. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

IMPACT OF YEAR 2000

     Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than 2000. This failure to use four digits to define the applicable year has created what is commonly referred to as the "Year 2000 Issue" and could cause a system failure or miscalculations causing disruption of operations, including a temporary inability to process transactions or engage in similar normal business activities.

     The Company recognizes the need to ensure that its operations will not be adversely impacted by the Year 2000 Issue. The Company does not believe that it has material exposure to the Year 2000 Issue with respect to its own information systems since its existing systems correctly define the Year 2000. Any required expenditures will be expensed as incurred. The Company intends to assess its position regarding the Year 2000 Issue with respect to external information systems by the end of 1998. This process will entail communications with significant business partners, customers, suppliers, financial institutions, insurance companies and other parties that provide significant services to the Company. The Company is currently unable to predict the extent the Year 2000 Issue will affect these parties or the extent to which the Company would be vulnerable to any such party's failure to remediate any Year 2000 Issue on a timely basis.

                                    BUSINESS

INTRODUCTION

     The Company is a specialized service company seeking to establish a leadership position in the Internet video delivery market. The Company utilizes a proprietary software system for routing and distributing high quality video over the Internet at rapid speeds to a large number of viewers, primarily for entertainment companies and advertisers. Unlike traditional Web site based video delivery solutions, the InterVU Network moves the video delivery mechanism away from the owner's Web site and on to the Company's distributed network of specialized video servers strategically situated on multiple backbones on the Internet. The InterVU Network allows the Company to deliver large amounts of high quality video quickly to end-users and allows Web site owners and advertisers to provide video on the Internet without having to invest in costly hardware and software or to maintain a staff of employees with video delivery expertise. The Company has designed the InterVU Network to perform operations and distribution activities for video content and advertising on the Internet analogous to those performed by traditional broadcast television networks for television content and advertising.

     The Company offers its services to Web site owners and advertisers for fees based on the volume of video content delivered, for flat fees based on estimates of video to be delivered or for a combination thereof. The Company expects to generate additional revenues in the future from selling advertising space on Web pages when Web site owners trade such space on their pages for video encoding and delivery services performed by the Company. In addition, the Company generally charges its customers fees for encoding analog video into digital form for transmission over the Internet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's target customers are the increasing number of Web site owners that seek a means of adding video presentations to their Web pages in an easily implemented and cost-effective manner and advertisers that wish to incorporate video into banners and other Internet advertisements. The Company believes that multimedia-rich Web sites, capable of delivering high quality video content quickly to the end-user, can generate significant marketing differentiation and "top of mind" awareness in consumer buying decisions. Web site owners that have used the Company's services include NBC Multimedia, Intel, Major League Baseball, the Lifetime Television Network (Hearst/ABC-Viacom Entertainment Service) and Yachting Magazine (Times Mirror Magazines). The Company's video banner advertising technology, V-Banner, has been used to promote Intel on 25 Web sites, including the ESPN SportsZone, RealNetworks, Yahoo! and AudioNet Web sites. V-Banners also have been used to promote Goldwin Golf on the Golfonline Web site, the Columbia Pictures movie "Air Force One" and Volvo cars on the Yahoo! Web site, Anheuser Busch on the Major League Baseball Web site, United Airlines on the IntelliTrip.com Web site and Tabasco on the E!Online Web site. The Company also has an arrangement with CNN to provide hosting and distribution services for video content on CNN's Web sites. The Company expects that CNN will utilize the InterVU Network on busy news days or at other times when CNN's needs for bandwidth exceed its internal capacity.

     Traditional Internet video delivery mechanisms have been adversely affected by traffic congestion on the Internet and the limitations of video server storage and delivery resources, desktop storage capabilities and desktop processing power available for video decoding and playback. In addition, many Web site owners and advertisers have been reluctant to make the significant investments in hardware and software necessary to deliver video over the Internet from their own sites. As a result, most Web site owners and advertisers have been slow to utilize video on the Internet.

     The Company's distributed network solution, by contrast, provides high throughput delivery of video messages to end-users over the Internet and allows Web site owners and advertisers to use video on the Internet without incurring substantial start-up costs. Video messages are hosted on the InterVU Network but accessed seamlessly from customers' Web sites. Upon the request of an end-user at a participating Web site, the InterVU Network transmits video messages directly to the viewer. In the case of video banner advertisements, the video is displayed automatically to end-users that visit the Web site containing the advertisement. The InterVU Network is designed to be platform, browser and software player independent, allowing Web site owners and advertisers to use a variety of digital video encoding formats with the assurance that such formats will be compatible with most desk-top environments. The InterVU Network utilizes a number of proprietary technologies, including the Company's Smart Mirror technology, All Eyes software, VU Finder and EyeQ software, which together are designed to deliver video to the end-user from the electronically closest server, provide Web site owners and advertisers with the ability to reach an increased number of end-users with their video content and improve end-users' video viewing experience. The Company's EyeQ multimedia manager, which downloads, installs and updates end-users' multimedia player software, supports all major video players, including Microsoft's NetShow and RealNetworks' RealMedia streaming video players.

     In October 1997, the Company entered into a strategic alliance with NBC Multimedia pursuant to which the Company became the exclusive provider of technology and services for the distribution of most NBC entertainment audio/video content by means of NBC Web sites on the Internet. In addition, NBC acquired a 10% equity stake in the Company. The NBC Strategic Alliance Agreement provides for sharing of revenues from a new Web site called VideoSeeker, a stand-alone site (www.videoseeker.com), which will be promoted on the NBC.com Web site. VideoSeeker offers end-users a single source for online video entertainment and information from NBC and its partners, as well as third-party programmers. VideoSeeker features a wide array of streaming and downloadable video content, including monologues from "The Tonight Show with Jay Leno," "Access Hollywood" celebrity interviews, backstage footage with NBC celebrities and music videos from myLAUNCH, an online music site. The Company created the video search engine used on the VideoSeeker site, owns the proprietary software underlying the site and will manage and distribute all video, audio and multimedia from the site via the InterVU Network. See "Risk Factors -- Risks Associated with Strategic Alliance with NBC Multimedia" and
"Business -- Strategic Alliances -- Strategic Alliance with NBC Multimedia."

     To enhance its ability to reach large advertisers, in January 1998 the Company and MatchLogic entered into the MatchLogic Strategic Alliance Agreement. MatchLogic is a leading online advertising management services firm and a subsidiary of Excite, Inc. MatchLogic supports top advertisers such as General Motors and leading advertising agencies such as McCann-Erickson. The Company and MatchLogic have developed trueVU, a service designed to facilitate advertisers' use of bandwidth-intensive media and robust video advertisements on the Internet. trueVU combines InterVU's video delivery technology with MatchLogic's targeting, distribution, reporting and performance measurement capabilities to provide "one-stop shopping" for Internet advertisers and advertising agencies. trueVU allows advertisers to stage advertising campaigns across a number of Web sites without having to confirm the compatibility of their advertisements with the software used on those sites. In addition, trueVU offers integrated reporting of an advertisement's performance across a number of Web sites.

INDUSTRY BACKGROUND

     Growth of Internet Usage and Content. The Internet and many Internet software, hardware and service providers have experienced dramatic growth in recent years. Unprecedented commercial and end-user interest in the Internet has been spurred by the introduction of key technologies, including Web browsers and powerful search engines. These technologies, along with consistent usage of Universal Resource Locators ("URLs"), have enabled end-users of the Internet to quickly and smoothly navigate to sites around the world. Accordingly, the Internet has been widely accepted as a communications medium. International Data Corporation has estimated that as of the end of 1996 there were approximately 35 million end-users of the Internet and that there would be approximately 175 million end-users by the year 2001.

     Existing Internet Video Technologies. Until recently, Internet video delivery has been of low quality and slow speed due to traffic congestion on the Internet and the limitations of video server storage and delivery resources, desktop storage capabilities and desktop processing power available for video decoding and playback. As a result, most commercial Web site owners have been reluctant to employ video on their sites and many advertisers have been reluctant to add video to their advertisements because existing technologies have not provided sufficient quality and cost-effective results.

     The primary barrier to achieving interactive video delivery over the Internet is a function of the large size of video files relative to standard hypertext markup language ("HTML") data files. The large size of video files exacerbates four distinct challenges to quality, high speed delivery: (i) transmission time delays from Web server to end-user which are due to the Internet's infrastructure, (ii) the capacity of the end-user's modem, (iii) logistical problems and costs attendant to maintaining video delivery at the Web site and (iv) the potential for overloading a Web site owner's server due to increased video file delivery.

     The primary approaches pursued to date by others to address video file delivery challenges have focused on the ongoing development of compression/decompression algorithms ("codecs") and, to a lesser extent, a variety of strategies for optimizing server capacities and reducing Internet traffic congestion, such as the development of specialized transmission protocols.

     Codecs are used to compress and decompress video files, effectively reducing the size of a video file so that it can be transmitted or downloaded with increased speed and quality. Codecs were introduced during the evolution of the CD-Rom market to enable dynamic video presentations. Codecs, however, have technological limitations in that they alone cannot optimize all of the variables required to produce high quality video.

     Although the continued development of codecs and other technologies designed to improve transmission of video data over the Internet has led to significant improvements in Internet video delivery, the Company believes that such technologies do not address bottlenecks inherent in the Internet's infrastructure. In fact, the Company believes that Internet technologies that improve transmission speed and quality ultimately will increase end-user use of the Internet, placing more stress on the most frequently used Internet transmission channels. As a result, the Company believes that video delivered from single sites will continue to be subject to delays associated with transmission of such video over the Internet. In addition, the single site approach does not permit advertisers or content developers to post video on a number of different sites without the costly and time consuming task of contacting such sites and adding their video presentations to the sites' servers or installing their own servers at such sites.

THE INTERVU SOLUTION

     Unlike companies that have introduced video delivery mechanisms requiring a Web site owner to purchase proprietary software and hardware in order to deliver video from a single site, InterVU has moved the video delivery mechanism away from the owner's Web site and on to Company servers dedicated to video delivery. The Company has developed a software system for routing and distributing video on the Internet that allows the Company to link the Company's specialized video servers to one another, to Web sites and to Internet end-users, creating the InterVU Network. The Company has strategically placed its video servers on the Internet to minimize the number of routers or "hops" video content must traverse before reaching the end-user. The InterVU Network is designed to be platform, browser and software player independent, which allows Web site owners to use a variety of codecs with the assurance that such codecs will be compatible with most desktop environments.

     The Company has designed the InterVU Network to perform operations and distribution activities for video content and advertising on the Internet analogous to those performed by traditional broadcast television networks for television content and advertising. By posting video on its own servers and using the Company's Virtual URL technology to create transparent links to the video from host Web sites, the Company allows content owners and advertisers to post their video across a variety of sites quickly and efficiently. Once the video is distributed to a number of sites, the Company's All Eyes technology makes the video easily accessible to end-users regardless of the video player they use, and in the case of V-Banners, plays the video automatically in the correct format without an end-user's specific request to view it.

     Since the InterVU Network is scaleable, the Company can accommodate additional content from customers as demand increases. In addition, the InterVU Network is Internet connection independent, which allows the Company to support a variety of telecommunication, cable, wireless and intranet solutions in order to maximize the number of end-users who may wish to view video messages. The InterVU Network provides high throughput delivery of video messages to end-users over the Internet over a range of connection speeds (ranging from 28.8 Kbps modems to cable modems).

STRATEGY

     The Company's objective is to leverage its systems and process technology and maintain market focus to become a leading Internet video delivery company, primarily supporting entertainment companies and advertisers. As a result of the Company's recent success in developing strategic alliances with NBC Multimedia, MatchLogic and others and in demonstrating its ability to scale the InterVU Network to deliver larger amounts of video content, and in light of the continual rapid pace of Internet video industry developments, the Company intends to accelerate the pursuit of its strategy through, among other things, increased sales and marketing, expansion of network operations and software development. The Company's strategy includes the following key elements:

     Achieve Significant Market Penetration and Promote Market Expansion. The Company intends to attract and retain Web site owners with significant video delivery volume requirements in the sports, entertainment, information/education, advertising and sales promotions and Internet video product sales industries. By using the InterVU Network, Web site owners and advertisers can deliver video without the start-up costs associated with software and hardware and the recurring maintenance costs associated with delivering video from one delivery site. The Company's sales force promotes V-Banners (real time audio and video in the space of an Internet advertising banner) to advertisers and advertising agencies. The Company intends to increase its in-house sales force and expand its marketing and sales efforts to Web site owners, Web site developers, advertisers and advertising agencies. The Company also has begun to develop relationships with Web site developers and ISP hosting companies to increase awareness of the Company's services. Web site developers and ISP hosting companies, in turn, will be able to use the Company's video delivery technology to expand their product offerings to Web site owners.

     Build Strategic Alliances. As part of its growth strategy, the Company intends to continue to enter into strategic alliances with content providers, Web site developers and advertising companies to promote use of video on the Internet and to gain access to significant advertisers. Consistent with this strategy, in October 1997 the Company entered into a strategic alliance with NBC Multimedia pursuant to which the Company became the exclusive provider of technology and services for the distribution of most NBC entertainment audio/video content by means of NBC Web sites on the Internet. The Company believes the VideoSeeker site developed pursuant to the strategic alliance with NBC will cultivate end-user interest in viewing video content on the Internet. To enhance its ability to reach large advertisers, in January 1998 the Company entered into a strategic alliance with MatchLogic, a leading online advertising management services firm. The Company believes that trueVU, which combines InterVU's video delivery technology with MatchLogic's targeting, distribution, reporting and performance measurement capabilities, offers advertisers the tools necessary to create, deliver and monitor the effectiveness of robust video advertisements on the Internet.

     Maintain Technological Leadership in Systems and Process. The Company's strategy is to continue to develop advanced technological solutions to increase the speed and quality of Internet video delivery. The Company believes that improving the speed and quality of Internet video will increase end-user demand for additional video on the Internet. The Company continually works to develop its proprietary InterVU Network to further reduce the number of Internet bottlenecks that video content must traverse before it reaches the end-user. The Company also seeks to refine, among other things, its Smart Mirror technology, All Eyes software, VU Finder software and EyeQ software, which together deliver video to the end-user from the electronically closest server, increase the number of end-users a Web site owner or advertiser can reach with its video content and improve end-users' video viewing experience. In addition, the Company develops and provides authoring tools that help video content producers and advertisers create Internet video presentations. The Company intends to extend the functionality and uses of its core video delivery technologies by continuing to invest in research and development.

     Offer Full-Service Approach to Video Delivery. The Company's strategy is to offer Web site owners and advertisers a simple, cost-effective method of adding video to their Internet presentations. The Company's network approach allows customers to display video on the Internet without having to invest in hardware and software or to hire a staff to establish and maintain a system for video delivery. Instead, the Company offers a simple, turn-key solution for video delivery. Customers can provide video to the Company in digital or analog format. The Company then will encode the video, if necessary, place the video on the InterVU Network and establish a link between the customer's Web site or advertisement site and the InterVU Network. Upon the request of an end-user at a participating Web site, the InterVU Network seamlessly transmits video messages directly to the viewer.

     Offer Live Broadcast Capabilities as Well as Video on Demand. The Company's strategy is to offer remote video encoding and integration services for live Internet broadcast events, while continuing to provide video on demand. Increasing numbers of Web site owners are seeking to integrate live broadcast video events with other Web content. The Company offers on-site encoding for live events delivered from the InterVU Network. The Company has encoded and delivered several live events, including the Golden Globe Awards, New Year's Eve in Times Square and Bill Gates' Senate hearings. The Company believes that Web site owners can attract end-users to their sites by promoting and delivering live events and can retain such end-users by offering quality video on demand.

     Maintain Internet Connection Independence. The Company's strategy is to continue to develop and maintain Internet video delivery products and services that support a variety of Internet connections. The Company currently supports major telecommunication, cable, wireless and intranet connections to the Internet. The Company intends to maintain the functionality of its video delivery technologies as new Internet connections are developed in order to reach the maximum number of end-users.

     Build Brand Awareness. The Company's marketing strategy is to penetrate markets for Internet video delivery services by creating awareness for the InterVU brand. The Company seeks to make the InterVU name synonymous with fast, high quality video on the Internet. The Company intends to promote, advertise and increase its brand visibility through excellent service and a variety of marketing and promotional techniques, including advertising, trade show involvement, the InterVU Web site, various marketing and sales materials and Internet promotions to market the Company's services.

TECHNOLOGY OVERVIEW

     The Company has designed the InterVU Network to meet the needs of Web site owners and advertisers who wish to deliver large amounts of video content to large numbers of end-users over the Internet. The Company believes that the InterVU Network provides an attractive service to Web site owners and advertisers by accelerating video transmission and reception times and by providing a method to incorporate video presentations into Web pages easily and in a cost-effective manner. InterVU's technology is based on proprietary systems and processes that link a distributed network of servers on several Internet backbones, using open communication standards and commercially available components. The use of open standards allows the Company to accommodate a variety of customer hardware and software configurations.

     Network Solution. The InterVU Network and the Company's Virtual URL technology allow Web site owners and advertisers to provide video content to end-users without the costs and inconvenience usually associated with traditional Internet delivery mechanisms. Instead of managing large video files and maintaining expensive hardware, Web site owners and advertisers deliver video directly to the Company in either analog or digital format. The Company then encodes the video, if necessary, and places it on the InterVU Network. In some cases, the Company allows the customer to post video directly on to the InterVU Network. To an end-user visiting a Web site, the video appears to come from the Web site because of software code the Company places on the customer's Web site to link the end-user to the InterVU Network. The Virtual URL technology makes such redirection of video invisible to the end-user.

     Avoiding Transmission Bottlenecks. The Company's configuration of distributed video servers located on multiple Internet backbones provides significant advantages in video delivery. The InterVU Network is designed to ensure that once an end-user requests video from a Web site, the video is transmitted from the electronically closest server on the InterVU Network. Through the use of the Company's proprietary Smart Mirror technology, the InterVU Network helps users bypass bottlenecks on the Internet by determining which of its servers is electronically closest to the end-user and sending the video from that location.

     Another significant component of the Company's video delivery system is the Fast Track Network Analyzer, which allows end-users to optimize video delivery performance. The Fast Track Network Analyzer "polls" selected servers on the InterVU Network to determine which server will provide the end-user with the best overall video performance. From information based on end-users who have downloaded InterVU's Fast Track Network Analyzer end-user client software, the Company has created a model of Internet data flow which allows the Company to accelerate video delivery over the InterVU Network by storing video files on servers at strategically located Internet sites. Performance data has been accumulated and analyzed for most top Internet service providers, allowing the Company to integrate the services of nine providers (UUNET, Bell Technology Group, TCG Cerfnet, DIGEX, Exodus, GTE, GlobalCenter, IXL and SuperNet) to offer a distributed network with high performance video delivery.

     Optimizing and Managing the InterVU Network Servers. The servers on the InterVU Network consist of a title manager and multiple video pumps which are designed to optimize and manage the delivery of video over the Internet. The video pumps are computers that have been customized to accelerate video delivery. The title manager selectively stores, allocates and replicates videos among video pumps based on end-user demand and directs end-users' requests for video content to the video pump capable of responding most quickly to the request.

     Reaching Maximum End-Users. The Company has designed its proprietary All Eyes software to allow its customers to reach almost all end-users, regardless of the video player software used. All Eyes is an intelligent software application written in the Java and JavaScript programming language that determines the capabilities of the end-user's software and ensures that any video sent out can be played by the end-user's video player software. Even end-users with no multimedia capabilities will usually receive a graphic image, instead of a broken icon which signifies the presence of content that they cannot see. By contrast, traditional methods of video delivery limit the number of end-users able to view video content to those who have the appropriate software for a specific encoding format. All Eyes is designed to deliver video in the appropriate format even if the end-user has not downloaded any InterVU software.

     End-User Software Technologies. InterVU's EyeQ multimedia manager software package includes the Company's InstaVU and MPEG video players, as well as a software utility called Get Smart. InstaVU allows multimedia streaming on a 28.8 Kbps or faster modem. The InstaVU multimedia streaming algorithm displays a pre-selected slide show of video frames at the same time as real-time audio while the remainder of the video is downloaded to the end-user's computer for subsequent viewings. Get Smart installs and manages the EyeQ multimedia software and keeps end-users' computers current with other multimedia software players, such as Microsoft's NetShow, Vivo, VDO, Apple Computer's QuickTime and VXtreme Web Theatre to take advantage of InterVU's service. With a single mouse click, Get Smart downloads and installs software updates to the end-user's computer from the Internet.

CUSTOMER SERVICES

     The Company employs a full service approach to providing its video delivery services which includes (i) ease of integration of video content into Web presentations, (ii) encoding services, including remote encoding for live events, (iii) network distribution, hosting and delivery and (iv) usage reports providing delivery volume and other data.

     To allow Web site owners and advertisers to more easily integrate video into Web sites, InterVU has developed the V-Banner, which turns the ordinary Internet advertising banner into a video display. With V-Banners, advertisers can provide real time video and audio through their advertising banners instead of just a few static pictures. The Company believes that it is currently the only company to offer banners that include video. The Company has incorporated its All Eyes technology into its V-Banners to make them compatible with most video players currently used by end-users. As a result, the Company offers its advertising customers the ability to reach a wide variety of end-users with their video advertisements. The Company can create V-Banners using video supplied by its customers in digital or analog format.

     When using the Company's video delivery services, Web site owners may encode and compress video messages themselves or send analog VHS or Beta tapes to InterVU for encoding services using a variety of different codec formats. All major codecs, such as MPEG, Apple Computer's Quicktime, AVI, Vivo, Microsoft's NetShow and RealNetworks' RealPlayer, are supported by InterVU. Customers' video files are dynamically balanced to provide high quality video and audio, full audio/video synchronization and flexible encoding rates to match specific requirements.

     To provide the targeting, distribution, reporting and performance tracking elements necessary to capture advertisers' interests in using video and other media rich advertisements, the Company established a strategic alliance with MatchLogic, a leading online advertising management services firm and a subsidiary of Excite, Inc. Pursuant to the strategic alliance, the Company and MatchLogic have developed trueVU, a service designed to facilitate advertisers' use of bandwidth-intensive media and robust video advertisements on the Internet. trueVU combines InterVU's video delivery technology with MatchLogic's targeting, distribution, reporting and performance measurement capabilities to provide "one-stop shopping" for Internet advertisers and advertising agencies. In addition to providing performance tracking which provides data regarding an advertisement's performance, trueVU allows advertisers to stage advertising campaigns across a number of Web sites without having to confirm the compatibility of their advertisements with the software used on those sites.

STRATEGIC ALLIANCES

  Strategic Alliance with NBC Multimedia

     In October 1997, the Company entered into a strategic alliance with NBC Multimedia, pursuant to which the Company became the exclusive provider of technology and services for the distribution of most NBC entertainment audio/video content by means of NBC Internet Sites. Under the NBC Strategic Alliance Agreement between the Company and NBC Multimedia, the Company will store NBC entertainment audio/video content on the InterVU Network servers and transmit this content to users via the Internet in response to requests from end-users.

     NBC Multimedia has agreed to use commercially reasonable efforts to promote the Company and the InterVU Network in connection with Internet advertising promotions involving the Company's dissemination of NBC entertainment audio/video content. NBC Multimedia has reserved the right to determine, in its reasonable discretion, when such promotion of the Company is appropriate. The Company has agreed to include in the Company's EyeQ multimedia manager an "NBC" icon that links end-users to the NBC Internet Site. The Company and NBC Multimedia also have agreed to place links on their Web sites connecting end-users with the other party's site. In addition, NBC Multimedia has agreed to use commercially reasonable efforts to introduce the Company to the television stations associated with the NBC Television Network and to refer other programming opportunities for the Internet to the Company, all to the extent that NBC Multimedia reasonably deems appropriate. NBC Multimedia would receive a 10% commission for each such referral.

     The NBC Strategic Alliance Agreement provides for revenue sharing from a new Web site called VideoSeeker, which offers end-users a single source for online video entertainment and information from NBC and its partners, as well as third-party programmers. VideoSeeker features a wide array of streaming and downloadable video content, including monologues from "The Tonight Show with Jay Leno," "Access Hollywood" celebrity interviews, backstage footage with NBC celebrities and music videos from my-LAUNCH, an online music site. The Company created the video search engine used on the VideoSeeker site, owns the proprietary software underlying the site and will manage and distribute all video, audio and multimedia from the site via the InterVU Network. The Company is entitled to receive 30% of the actual NBC cash receipts, if any, from advertising, transactions and subscription directly attributable to VideoSeeker, less certain associated costs and expenses. NBC Multimedia may opt out of its 30% revenue sharing obligation by paying for the Company's video delivery services at rates at least as favorable as the most favorable rates offered by the Company to third parties, other than special promotional rates. NBC Multimedia will reimburse the Company for certain costs incurred by the Company in connection with the delivery of audio/video content.

     The NBC Strategic Alliance Agreement provides for an exclusive term of two years that will automatically extend to four years if certain cost and revenue goals to be mutually agreed upon in the future are established and met. The Company's exclusive rights to deliver NBC content by means of NBC Internet Sites do not apply to sports, news or other non-entertainment programs, nor do they apply to video clips of less than five seconds in length. NBC Multimedia also has reserved the right to permit other companies to distribute NBC video content to Web sites that are NBC Internet Sites.

     As consideration for the strategic alliance, the Company issued to NBC 1,280,000 shares of Series G Preferred. These shares represented approximately 10% of the Company's outstanding capital stock prior to the IPO. NBC Multimedia also purchased 210,526 shares of Common Stock for $2.0 million in the Direct Offering concurrently with the IPO.

     The Company is obligated to pay to NBC Multimedia a total of $2.0 million in a series of nonrefundable payments as payment for the costs of producing and operating VideoSeeker (the "Production Costs") and the costs of advertising and promotions to be placed by the Company on NBC Internet Sites ("InterVU Advertising"). Of this amount, $750,000 was paid in the fourth quarter of 1997, $500,000 was accrued in the first quarter of 1998 and paid in the second quarter of 1998, and the balance of $750,000 is scheduled to be paid prior to the end of 1998. Production Costs may include, but are not limited to, costs related to NBC Multimedia's personnel costs, out-of-pocket costs, costs for content needed for the VideoSeeker, reasonable allocated overhead costs and a management fee to be paid to NBC in return for its services equal to 20% of all production and operating costs. The Company would be charged for InterVU Advertising at NBC Multimedia's customary rates and would be responsible for the expenses related to placing the advertising on the designated Web site. The Company would not be permitted to post InterVU Advertising at any time that advertising space were unavailable or if all of the amounts paid by the Company to NBC already had been allocated to Production Costs.

     During the Exclusive Term, NBC Multimedia may terminate the NBC Strategic Alliance Agreement without cause by giving 90 days prior written notice to the Company. If NBC Multimedia terminates the NBC Strategic Alliance Agreement without cause prior to October 10, 1999, then NBC or NBC Multimedia would be required to return to the Company 600,000 shares of Series G Preferred (or the shares of Common Stock issuable upon conversion thereof, as the case may be). NBC Multimedia is not required to return any shares upon exercise of its early termination right until the Company had made all of the required payments described above. Upon a material breach by NBC Multimedia, the Company would be entitled to terminate the NBC Strategic Alliance Agreement and NBC Multimedia would be required to return the same portion of the shares as if NBC Multimedia had exercised its early termination right. Upon a material breach by the Company, NBC Multimedia could terminate the NBC Strategic Alliance Agreement with no obligation to return shares. In no event is NBC Multimedia required to refund any of the payments. See "Risk Factors -- Limited Operating History; Accumulated Deficit; Anticipated Losses" and "-- Risks Associated With Strategic Alliance With NBC Multimedia."

  Strategic Alliance with MatchLogic

     To enhance its ability to reach large advertisers, the Company entered into a strategic alliance with MatchLogic in January 1998. Under the MatchLogic Strategic Alliance Agreement, MatchLogic has agreed to use InterVU exclusively to provide Media Rich Ads and the Company has obtained the exclusive right to use MatchLogic's distribution, reporting and performance measurement capabilities in connection with such Media Rich Ads, subject to certain exceptions. The Company also has agreed that it will not distribute Media Rich Ads for any company, other than MatchLogic, that provides third-party advertising management services.

     Notwithstanding the exclusivity provisions contained in the MatchLogic Strategic Alliance Agreement, MatchLogic may decline to provide advertising management services in connection with any particular Media Rich Ad. In such a case, the Company would be permitted to use a different advertising management company, but there can be no assurance that the Company would be able to locate and establish a relationship with another advertising management company that would perform services equivalent to those performed by

MatchLogic. In addition, to the extent third parties develop new technologies for media rich advertising and the Company declines to develop the processes required for the distribution of advertisements using such technology, MatchLogic may use another service provider to deliver such advertisements until the time, if ever, that InterVU develops the necessary processes for delivering such ads. MatchLogic also would be allowed to use another service provider for a project if the Company consistently failed to meet prevailing industry standards for performance on previous projects using the media rich technology used on the project. Moreover, neither party is required to participate in an advertising campaign on which it projects an actual financial loss. See "Risk
Factors -- Dependence Upon Other Strategic Alliances."

     In furtherance of the strategic alliance, the Company and MatchLogic have developed trueVU, a service designed to facilitate advertisers' use of bandwidth-intensive media and robust video advertisements on the Internet. trueVU combines InterVU's video delivery technology with MatchLogic's targeting, distribution, reporting and performance measurement capabilities to provide "one-stop shopping" for Internet advertisers and advertising agencies. trueVU allows advertisers to stage advertising campaigns across a number of Web sites without having to contact those sites individually and confirm the compatibility of their advertisements with the software used on those sites. In addition, trueVU offers integrated reporting of an advertisement performance across a number of Web sites. The MatchLogic Strategic Alliance Agreement provides for sharing of trueVU revenues.

     The MatchLogic Strategic Alliance Agreement requires InterVU and MatchLogic to use reasonable commercial efforts to work together to sell and promote Media Rich Ads and services. MatchLogic has agreed to promote InterVU's Internet video delivery services to its clients and to attempt to generate Internet Media Rich Ad business for InterVU.

     The MatchLogic Strategic Alliance Agreement provides for an initial three-year term and is renewable at the option of the parties for additional one-year terms. The MatchLogic Strategic Alliance Agreement may be terminated immediately by either party in the event the other party breaches any material provision of the agreement.

MARKETING AND SALES

  Marketing Strategy

     The Company's marketing strategy is to position InterVU as a leading Internet company providing video delivery services. The Company employs a full-service approach to marketing which focuses on Internet video delivery from a distributed network rather than from one delivery site or Internet backbone. Additionally, by offering a full-service approach, the Company presents Web site owners and advertisers with the opportunity to not only forego capital and fixed cost investments in new technologies, but to be placed in the continuum of receiving the Company's most current enhancements as they become available. The Company employs a mix of techniques including advertising, trade show involvement, the InterVU Web site, various marketing and sales materials and Internet promotions to market the Company's services. The Company has identified five target markets for its services: (i) content providers (Web site owners),
(ii) advertisers, (iii) advertising agencies, (iv) Web site developers and (v) Internet service providers.

     To date, the Company has generated most of its revenues from monthly fees charged to customers for video delivery and encoding services. Certain of the Company's Web site customers also have traded advertising space on their pages for video delivery services. The Company's economic model, however, calls for the Company to generate substantially all of its revenues from charging Web site owners and advertisers volume-based fees for video delivery services. By providing customers with a variable cost structure which is a function only of the amount of video content delivered, the Company plans to relieve Web site owners of the challenge of generating economies of scale relative to fixed costs (bandwidth), capital investments (hardware and software), and incremental logistical staffing. The rate structure is variable, with the Company's customers receiving reduced per-megabyte costs as delivery volumes surpass certain average daily levels. Although the Company believes its rate structure offers significant value to its customers, the Company's pay-per-delivery concept remains unproven. See "Risk Factors -- Unproven Acceptance of the Company's Fee Structure."

     Content Providers. One of the Company's primary markets is delivering video for content providers such as Web site owners. The Company believes that video can be successfully employed by content providers to increase Web site promotional effectiveness to consumers. In addition, the Company gives its customers the ability to reach end-users almost without regard to the video player software used by such end-users. The Company's All Eyes technology intelligently determines which of a number of digital video formats will be compatible with a particular end-user's video player software and sends the content provider's video presentation to the end-user in the appropriate format.

     The Company believes its approach to video delivery appeals to content providers because the Company eliminates the need for content providers to purchase software servers, hardware servers or communication bandwidth. The Company also gives Web site owners the ability to deliver video without first acquiring digital video expertise. The Company can create a digital video presentation from an analog video tape or provide remote on-site encoding services for live broadcasts. In addition, the Company allows Web site owners to experiment with using video because the Company typically charges only for video delivered, thereby obviating the need for Web site owners to make a commitment to delivering video before they have an opportunity to gauge end-user response.

     Advertisers. The Company believes that Internet advertisements that include video will be entertaining to consumers and, as a result, valuable to advertisers. The Company's V-Banners automatically display a small video presentation in a portion of the banner when an end-user visits a Web page. The Company believes its V-Banners are especially appealing to advertisers because consumers with video player capability need not take any affirmative steps to view the video or wait for it to download. Moreover, the Company believes that many of the advantages the Company offers to Web site owners also apply to advertisers. Advertisers can use video on their Internet advertisements without having to learn how to work with video delivery technologies and without burdening their servers or those of their host Web site with video.

     The Company has implemented a Web site certification process to ensure the compatibility of V-Banners with host Web sites. The certification process typically requires five days of testing. Once a Web site has passed the certification process, the Company can quickly and easily install V-Banners on the site. The Company believes this certification process benefits both advertisers and the host site. The process assures advertisers that when they purchase space on a certified site, they will be able to post their V-Banners promptly. In addition, owners of certified Web sites can market the sites as "video ready" platforms for advertisements delivered over the Internet.

     Advertising Agencies and Management Companies. The Company has begun to establish relationships with certain major advertising agencies, including Saatchi & Saatchi, McCann-Erickson, Foote Cone & Belding and Think New Ideas, and specialized Internet advertising agencies, which primarily provide advertising banners, in an effort to make advertisers more aware of the Company's services. The Company believes that advertising agencies will want to market themselves and the Company to advertisers by incorporating Internet video promotions into their media proposals to clients. Moreover, the Company's strategic alliance with MatchLogic provides InterVU direct access to many major advertisers and advertising agencies, such as General Motors and McCann-Erickson, many of whom have exclusive relationships with MatchLogic. The Company believes that its alliance with MatchLogic will promote advertisers' interest in using video in their online advertisements and that such advertisers will use the Company's services to incorporate video into such ads.

     Web Site Developers. The Company's approach to video delivery allows Web site developers to add video to Web pages without the need for extensive video delivery expertise. The Company manages encoding, recommends codecs compatible with customers' needs and handles distribution. As a result, Web site developers that work with the Company can offer a broader range of services to their customers without investing time and money into learning and applying video delivery technologies.

     Internet Service Providers. The Company has established nonexclusive promotional agreements with nine ISPs (UUNET, Bell Technology Group, TCG Cerfnet, DIGEX, Exodus, GTE, GlobalCenter, IXL and SuperNet) pursuant to which the ISPs may market their performance (as verified by the Fast Track Network Analyzer results) and the Company's integration of the ISPs' infrastructures into the InterVU Network. Such ISPs also can market the Company's services to their customers.

  Sales Strategy

     The Company's sales strategy is to attract and retain Web site owners with significant video delivery volume requirements in the entertainment, information/education, advertising and sales promotions and Internet video product sales industries. The Company currently has targeted the entertainment industry, specifically cable TV, broadcast programmers and sports leagues, advertising agencies and major advertisers as primary customer groups. The Company believes that cable TV and broadcast programmers in particular currently
(i) have the best understanding of the InterVU Network capability, (ii) are dedicated to achieving differentiation in their Web site offerings by delivering video that they have developed or otherwise possess, (iii) are in a position to quickly expand their video delivery volumes once they are satisfied with delivery results and (iv) serve as highly credible references for the Company. The Company's sales force also has begun actively to promote its V-Banners to advertisers and advertising agencies.

  VUTOPIA Service

     Although InterVU currently provides global delivery of video messages, the Company intends to introduce a complementary, more distributed regional service (the "VUTOPIA Service") which the Company believes will be an attractive vehicle for the delivery of localized content. The VUTOPIA Service will utilize the existing InterVU Network to offer faster delivery of high quality video messages and is designed to include a home channel specifically tailored to individual markets which will allow Web site owners to target their video programs to specific market areas. The VUTOPIA Service will allow the Company's customers to obtain further enhancements in video delivery speed and incur lower delivery costs relative to global delivery rates.

     The VUTOPIA Service will utilize the Company's Virtual URL technology which re-directs each viewer's mouse click request for video messages to regionally distributed servers which are expected to be located directly at the viewer's dial up point or POP. By hosting content on multiple distributed servers located at various POPs, the Company intends to deliver local video messages over local access lines, thereby eliminating Internet bandwidth charges and avoiding other Internet congestion challenges. The Company currently is testing the VUTOPIA Service with a cable provider.

COMPETITION

     The market for Internet services is highly competitive, and the Company expects competition to increase significantly. Although the Company believes it is the only company currently utilizing a distributed, multi-backbone network approach to delivery of video over the Internet, the Company faces substantial competition from companies that provide the hardware, digital video encoding software and know-how necessary to allow Web site owners and advertisers to utilize video in their Internet activities. Several companies offer services that facilitate delivery of video on the Internet, including, among others, RealNetworks, VDOnet Corp., VXtreme, AudioNet Inc. and At Home Corporation. In August 1997, RealNetworks and MCI announced a strategic alliance involving the introduction of a service, called RBN, that delivers audio and video broadcasts over the Internet. RBN reportedly permits end-users to simultaneously receive video broadcasts by distributing copies of digital video programs to multiple points on MCI's Internet backbone. The strategic alliance between RealNetworks and MCI appears to be a service-based marketing strategy similar to that being implemented by the Company. In addition, Microsoft has made significant investments in Internet video delivery technologies and has disclosed a multimedia strategy of broadening the market for video compression solutions. In August 1997, Microsoft announced (i) the release of its NetShow 2.0 multimedia server which incorporates technology for video and audio delivery over the Internet and corporate intranets, (ii) an agreement with leading video compression software companies, including RealNetworks and VDOnet Corp., to cooperate in defining future standards based on the Microsoft Active Streaming Format and (iii) the acquisition of VXtreme. Microsoft also holds significant equity positions in RealNetworks and VDOnet Corp. In addition, as was the case with VXtreme, RealNetworks and VDOnet Corp., providers of Internet delivery video services may be acquired by, receive investments from or enter into other commercial relationships with, larger, well-established and well-financed companies, such as Microsoft and MCI. Greater competition resulting from such relationships could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive services in the future.

     The bases of competition in markets for video delivery include transmission speed, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, brand recognition, number of end-users directed to client Web sites ("traffic flow"), data reporting and operating experience. The Company believes that it compares favorably with its competitors with respect to each of these factors, except brand recognition, traffic flow and operating experience, all of which have been limited as a result of the Company's early stage of development. Many of the Company's competitors and potential competitors have substantially greater financial, technical, managerial and marketing resources, longer operating histories, greater name recognition and/or more established relationships with advertisers and content providers than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or online content than the Company. The Company's ability to achieve and maintain a leadership position in the Internet video delivery market will depend, among other things, on the Company's success in providing high-speed, high-quality video over the Internet, the Company's marketing efforts and the reliability of the Company's networks and services, none of which can be assured. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, prospects, financial condition and results of operations. Further, as strategic responses to changes in the competitive environment, the Company may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

     The market for the Company's services is characterized by rapidly changing technology, evolving industry standards, and frequent new product introductions. The Company believes that it can continue to improve its existing technologies and services as well as develop new technologies and services. The Company develops most of its technologies in house and maintains a highly trained research and development staff that designs and develops InterVU's new services. The Company had research and development expenses of $448,000, $599,000, $33,000, $1.4 million and $1.7 million for three months ended March 31, 1997 and 1998, the period from August 2, 1995 (Inception) to December 31, 1995, and the years ended December 31, 1996 and 1997, respectively. The Company's primary objectives are to develop and maintain the Company's position in Internet video delivery by being at the forefront of product and services development. Additionally, the Company seeks to incorporate customer preferences identified by InterVU's marketing and sales groups into development plans. The Company attempts to integrate new enhancements into the Company's existing services. These enhancements include extending the reach of InterVU's video delivery, reducing the cost per megabyte of video delivered, developing new methods of scaling existing services to changing client demands, and increasing the robustness and reliability of all software and components created by InterVU.

INTELLECTUAL PROPERTY

     The Company regards its technology as proprietary and attempts to protect it with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. The Company has filed seven United States patent applications and four international patent applications and is in the process of preparing additional patent applications with respect to its technology. There can be no assurance that any patent will issue from these applications or that, if issued, any claims allowed will be sufficiently broad to protect the

Company's technology. In addition, there can be no assurance that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Failure of any patents to provide protection to the Company's technology may make it easier for the Company's competitors to offer technology equivalent or superior to the Company's technology. The Company also generally enters into confidentiality and non-disclosure agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, or to develop similar technology independently. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's intellectual property rights or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. The Company believes that, due to the rapid pace of technological innovation for Internet products and services the Company's ability to establish and maintain a position of technology leadership in the industry depends more on the skills of its development personnel than upon the legal protections afforded its existing technology.

EMPLOYEES

     As of April 20, 1998, the Company employed 54 full-time and two part-time people, of whom 16 were employed in research and development, 16 were employed in operations, 15 were employed in sales and marketing and nine were employed in administration. None of the Company's employees is represented by a labor union, and the Company considers its relations with its employees to be good. The Company's ability to achieve its financial and operational objectives depends in large part upon the continued service of its senior management and key technical personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such qualified personnel in the Company's industry is intense, particularly in software development, network engineering and product management personnel. See "Risk Factors -- Dependence on Key Personnel."

FACILITIES

     The Company is headquartered in facilities consisting of approximately 7,800 square feet in Solana Beach, California, which the Company occupies under two leases and one sublease. Both leases expire in 1999 and the sublease is on a month-to-month basis. The Company recently entered into a sublease for an additional 23,575 square feet in San Diego, California, near its current headquarters. This new sublease expires in 2003. The Company anticipates that it will move its current headquarters to the San Diego, California location in June 1998. Additionally, the Company maintains a regional office in New York City consisting of approximately 520 square feet under a sublease which expires in 1999. The Company anticipates opening a select number of regional sales offices in the future to address the demand for its video delivery services.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the Company's executive officers, key employees and directors:

                 NAME                     AGE                        POSITION
                 ----                     ---                        --------
Harry E. Gruber.......................    46     Chairman and Chief Executive Officer
J. William Grimes.....................    57     Vice Chairman
Brian Kenner..........................    39     Vice President and Chief Technology Officer
Kenneth L. Ruggiero...................    31     Vice President and Chief Financial Officer
Douglas A. Augustine..................    39     Vice President, Marketing and Sales
Michael Bernstein.....................    38     Vice President of Business Development, Media
Kenneth W. Colby......................    49     Vice President, Engineering
Stephen H. Klein......................    34     Vice President of Business Development, Networks
Edward E. David, Jr. .................    72     Director
Mark Dowley...........................    33     Director
Alan Z. Senter........................    56     Director
Isaac Willis..........................    57     Director

     HARRY E. GRUBER is a founder of InterVU, and has served as Chairman and Chief Executive Officer of the Company since July 1996. From July 1996 to July 1997, Dr. Gruber also served as the Company's President. Prior to founding the Company, Dr. Gruber founded two start-up biotech ventures, Gensia Inc. and Viagene Inc., which completed initial public offerings in 1990 and 1993, respectively. From July 1995 to July 1996, Dr. Gruber served as Chief Scientific Officer of Gensia, and from 1988 to July 1995, he served as Vice President, Research of Gensia. Dr. Gruber serves as a director of Vascular Genomics, Inc., a privately held company, and as a director of the UCSD Foundation and a member of the Board of Overseers for the University of Pennsylvania College of Arts and Sciences. Dr. Gruber obtained his M.D. and B.A. degrees from the University of Pennsylvania.

     J. WILLIAM GRIMES joined the Company as a director in September 1997 and has served as Vice Chairman of the Board since October 1997. Since July 1995, Mr. Grimes has worked as a consultant with JWG Communications, Inc., a communications consulting company he founded in July 1995. He is also a partner of BG Media Investors and serves as a faculty member in the Media Studies Program at the New School for Social Research, a position he has held since September 1996. From September 1994 to August 1996, Mr. Grimes held the position of President and Chief Executive Officer with Zenith Media, a media buying service company. From October 1991 to December 1993, Mr. Grimes served as President and Chief Executive Officer of Multimedia, Inc. From November 1988 to September 1991, Mr. Grimes served as President and Chief Executive Officer of Univision Holdings, Inc. Mr. Grimes served as President and Chief Executive Officer of ESPN, Inc. from June 1982 to October 1988. Prior to June 1982, Mr. Grimes held various positions with CBS, Inc., including his final position as Executive Vice President of the CBS Radio division. He obtained a B.A. in English from West Virginia Wesleyan College.

     BRIAN KENNER is a founder of InterVU, and has served as Vice President and Chief Technology Officer of the Company since February 1996. From 1989 to January 1996, Mr. Kenner was a Project Engineer at Science Applications International Corporation ("SAIC"), an advanced-technology development and research organization. As Project Engineer, Mr. Kenner had responsibility for products ranging from advanced hand-held instrumentation to devices which digitize, compress, and transmit both moving and still images over public and proprietary communications networks. Mr. Kenner obtained a B.S. in electrical engineering from the University of California, San Diego.

     KENNETH L. RUGGIERO joined the Company in February 1998 and serves as Vice President and Chief Financial Officer. From April 1996 to February 1998, Mr. Ruggiero was employed by NBC. From December 1996 to February 1998, he was the Chief Financial Officer of NBC Interactive Media, NBC's Internet division. In this capacity he performed and managed all the financial reporting, implemented various policies and procedures, and structured and negotiated business development activities. From April 1996 to December 1996, Mr. Ruggiero was a Manager in NBC's Business Development and International Finance division. From September 1989 to April 1996, he was employed by Arthur Andersen where he held a number of positions, including most recently Manager of Corporate Consulting. Mr. Ruggiero is a Certified Public Accountant. He earned an M.B.A. from Columbia University Graduate School of Business and a B.A. in accounting from the University of Massachusetts, Amherst.

     DOUGLAS A. AUGUSTINE joined the Company in August 1996 as Director of Corporate Development, and has served as Vice President, Marketing and Sales since December 1996. Prior to joining the Company, Mr. Augustine was Chief Operating Officer for Ad:vent Strategic Event Marketing, a division of N.W. Ayert Partners, a national advertising firm, from February 1996 to August 1996. From June 1989 to July 1993 and from September 1995 to January 1996, Mr. Augustine served as President of Arlen Marketing, a company he founded in June 1989. Arlen Marketing served as marketing and licensing agent for the 1992 America's Cup and later provided services to Ad:vent Strategic Event Marketing in connection with Ad:vent's Olympics projects. From July 1993 through August 1995, Mr. Augustine served as Director of Development and Fundraising for America(3), an America's Cup syndicate. Mr. Augustine obtained a J.D. degree from the University of San Diego School of Law and a B.A. degree from the University of California, Berkeley.

     MICHAEL BERNSTEIN joined the Company in October 1997 as Vice President of Business Development and Media. From May 1991 to September 1997, Mr. Bernstein held a number of positions with Major League Baseball Properties, including most recently as Vice President, Business Development & New Ventures. Mr. Bernstein obtained a B.S. in industrial and labor relations from Cornell University and an M.B.A. from Columbia University Graduate School of Business.

     KENNETH W. COLBY joined the Company in July 1996 as Director of Engineering and has served as Vice President, Engineering since March 1997. Mr. Colby has over 20 years experience in software development and programming and was a former Director of Research and Development at Integrated Software, a mainframe graphics company. Mr. Colby has received patents for a variety of computer programs. He also founded Sedona Software, a research and development company. Mr. Colby obtained a B.S. in electrical engineering from Purdue University.

     STEPHEN H. KLEIN joined the Company in May 1996 as Director of Business Development and Sales and has served as Vice President of Business Development, Networks since March 1997. From 1994 to 1996, he served as New Business Development Manager for General Instrument Corporation where he was one of the originating founders of the SURFboard Program, General Instrument's Internet cable modem technology and product line. From 1988 to 1992, Mr. Klein held various product management and technical management positions at General Instrument's VideoCipher Division. Mr. Klein obtained an M.B.A. from San Diego State University and a B.S. in engineering from Ohio State University.

     EDWARD E. DAVID, JR. has served as a director of the Company since its inception in August 1995, and has served as President of Edward E. David, Inc., a telecommunications consulting firm since 1992. In addition, since April 1996, Dr. David has served as Vice President of Washington Advisory Group LLC. He has been Science Advisor to the President of the United States, and Director of the White House Office of Science and Technology. Dr. David was also President of Exxon Research and Engineering Company and Executive Director of Bell Telephone Laboratories. Mr. David serves as a director for Intermagnetics General Corporation, Spacehab, Inc., California Microwave and Protein Polymar Technologies, all of which are publicly traded companies. Until recently, he served as the U.S. Representative to the NATO Science Committee.

     MARK DOWLEY joined the Company as a director in January 1997 and is the Chief Executive Officer of Momentum IMC, an advertising agency division of McCann-Erickson, a national advertising firm. Mr. Dowley has over ten years experience in major event management, promotion, and sponsorship. Mr. Dowley's past and current clients include the NBA, the PGA Tour, NCAA, The Walt Disney Company and Universal Studios. Mr. Dowley is also a member of McCann-Erickson's board of directors. Mr. Dowley received a B.A. degree in economics from the College of Wooster.

     ALAN Z. SENTER joined the Company as a director in September 1997. From September 1994 to May 1996, Mr. Senter served as Executive Vice President, Chief Financial Officer and as a member of the Policy Council of Nynex Corporation. From November 1993 to August 1994 and since June 1996, Mr. Senter has served as Chairman of Senter Associates, a consulting firm founded by Mr. Senter in November 1993. From August 1992 to November 1993, Mr. Senter served as Executive Vice President, Chief Financial Officer and a director of GAF/ISP Corporation. From January 1990 to July 1992, Mr. Senter served as Vice President of Finance for Xerox Corporation. Mr. Senter serves on the Boards of Directors of Exel, Ltd. and Advanced Radio Telecom, both publicly traded companies. Mr. Senter obtained a B.S. in economics and political science from the University of Rhode Island and an M.B.A. from the University of Chicago.

     ISAAC WILLIS has served as a director of the Company since November 1995. Dr. Willis is a private investor with experience in venture financing and banking, including the founding of Heritage Bank, Commercial Bank of Georgia and Commercial Bank of Gwinnett. Dr. Willis has been a Professor and Director of Dermatology Research at Morehouse School of Medicine since 1983 and was a Past Commander of the 3297th U.S. Army Hospital. Dr. Willis obtained a M.D. from Howard University and a B.S. in chemistry and mathematics from Morehouse College.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides for the Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The directors in Class I are Mark Dowley and Isaac Willis, whose terms will expire at the 1998 Annual Meeting of Stockholders (although each has been nominated for election to an additional term that will expire at the 2001 Annual Meeting of Stockholders). The directors in Class II are Edward David and Alan Senter, whose terms will expire at the 1999 Annual Meeting of Stockholders. The directors in Class III are William Grimes and Harry Gruber, whose terms will expire at the 2000 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has established an audit committee (the "Audit Committee") consisting of Messrs. David, Senter and Willis. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Board of Directors has established a compensation committee (the "Compensation Committee"), consisting of Messrs. Grimes, Senter and Willis. The Compensation Committee determines compensation for the Company's senior executive officers and administers the 1996 Stock Plan and the 1998 Stock Option Plan.

     The Board of Directors does not have a nominating committee or any other committee.

COMPENSATION OF DIRECTORS

     The directors of the Company have never received any cash compensation from the Company for services rendered as directors. Each of the non-management directors has received compensation in the form of restricted stock awards or non-statutory stock options to purchase up to 25,192 shares of Common Stock. Mr. Grimes received an additional option to purchase up to 25,192 shares of Common Stock for serving as Vice Chairman of the Board. Dr. Willis received an additional option to purchase up to 25,192 shares of Common Stock for his additional contributions made to the Company. Such stock awards and options are subject to repurchase rights or vesting schedules. Mr. Grimes also receives a consulting fee currently amounting to $3,000 per month pursuant to a consulting agreement with the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for the years ended December 31, 1996 and 1997 received by the Chief Executive Officer and the other executive officer of the Company whose compensation exceeded $100,000 for either of those years (the "Named Executive Officers"). No other executive officer of the Company meets the definition of "highly compensated" within the meaning of the executive compensation disclosure rules of the Securities and Exchange Commission (the "Commission").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                                    AWARDS
                                                                        ------------------------------
                                            ANNUAL COMPENSATION                             NUMBER OF
                                        ----------------------------                        SECURITIES
                                        FISCAL                          RESTRICTED STOCK    UNDERLYING
     NAME AND PRINCIPAL POSITION         YEAR      SALARY     BONUS        AWARDS(1)         OPTIONS
     ---------------------------        ------    --------    ------    ----------------    ----------
Harry E. Gruber.......................   1997     $184,000        --        $  6,800              --
  Chairman and Chief Executive Officer   1996       91,950        --              --              --
Douglas A. Augustine..................   1997      123,900        --              --          31,489
  Vice President Sales and Marketing     1996       27,541        --         117,143              --

---------------
(1) Dollar values of restricted stock awards are based on the market price at the time of grant. With respect to each Named Executive Officer's restricted stock holdings, the number of shares of Common Stock and the dollar value thereof at December 31, 1997 are as follows: 1,007,680 and $8,186,520 for Dr. Gruber and 62,980 and $509,212 for Mr. Augustine. The value of restricted stock holdings is based on the fair market value of the Common Stock on December 31, 1997 ($8.125), less the purchase price paid by the Named Executive Officer for such shares. Restricted stock awards vest daily over a five-year period (with the first 20% of the award vesting on the first anniversary of the date of grant).

                           STOCK OPTION GRANTS TABLE

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1997 to each of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                        NUMBER OF       % OF TOTAL                                     ANNUAL RATES OF STOCK
                        SECURITIES        OPTIONS                                     PRICE APPRECIATION FOR
                        UNDERLYING        GRANTED        EXERCISE OR                      OPTION TERM(1)
                         OPTIONS      TO EMPLOYEES IN    BASE PRICE     EXPIRATION    -----------------------
         NAME            GRANTED        FISCAL YEAR       PER SHARE        DATE          5%           10%
         ----           ----------    ---------------    -----------    ----------    ---------    ----------
Harry E. Gruber.......        --             --                --             --            --            --
Douglas A.                31,490           3.50%            $0.18        2/11/07       $88,704      $146,431
  Augustine...........
                           2,519           0.28              4.76        5/13/07         7,545        19,122

---------------
(1) The potential realizable values are based on an assumption that the stock price of the Common Stock will appreciate at the annual rates shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code of 1986 (the "Code") and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth of the shares of Common Stock.

            OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 1997, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

                                                                                                VALUE OF
                                                                  NUMBER OF SECURITIES         UNEXERCISED
                                                                 UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                       OPTIONS AT              OPTIONS AT
                                                                    FISCAL YEAR END        FISCAL YEAR END(1)
                                    SHARES ACQUIRED    VALUE          EXERCISABLE/            EXERCISABLE/
               NAME                   ON EXERCISE     REALIZED       UNEXERCISABLE            UNEXERCISABLE
               ----                 ---------------   --------   ----------------------   ---------------------
Harry E. Gruber...................        --             --             -/-                        -/-
Douglas A. Augustine..............        --             --        5,259/26,231              $41,267/$205,835

---------------
(1) Based on the closing sale price of the Common Stock on December 31, 1997 ($8.125), as reported by the Nasdaq National Market, less the option exercise price.

1996 STOCK PLAN

     The Company adopted the 1996 Stock Plan in December 1996 to enable directors, officers, key employees and consultants of the Company to acquire an equity stake in the Company, and thus to create in such persons an increased interest in and a greater concern for the welfare of the Company. The 1996 Stock Plan provided for aggregate option grants of up to 1,889,400 shares. As of April 29, 1998, options to purchase an aggregate of 1,079,328 shares of Common Stock at prices ranging from $.03 to $15.125 were outstanding under the 1996 Stock Plan.

     A total of 775,954 shares remain available for grant under the 1996 Stock Plan. If the Company's stockholders approve the 1998 Stock Option Plan, the Company will not issue additional options under the 1996 Stock Plan.

1998 STOCK OPTION PLAN

     On February 25, 1998, the Board of Directors adopted the 1998 Stock Option Plan, subject to stockholder approval at the 1998 Annual Meeting of Stockholders to be held in June 1998. In general, the 1998 Stock Option Plan provides additional incentives to selected key employees, independent directors and consultants of the Company. Approximately 50 directors, officers, key employees and consultants are eligible to participate in the 1998 Stock Option Plan. The Board of Directors has reserved 2,000,000 shares of Common Stock for issuance upon exercise of options granted under the 1998 Stock Option Plan. Nonqualified stock options and incentive stock options may be granted under the 1998 Stock Option Plan.

     The 1998 Stock Option Plan is administered by the Compensation Committee. However, the Board of Directors will make most decisions regarding independent directors under the 1998 Stock Option Plan. The Compensation Committee (or the Board of Directors in the case of independent directors) is authorized to select from among the eligible employees, directors and consultants the individuals to whom options are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the 1998 Stock Option Plan. The Compensation Committee also is authorized to adopt, amend and rescind rules relating to the administration of the 1998 Stock Option Plan.

     Nonqualified stock options granted under the 1998 Stock Option Plan will provide for the right to purchase Common Stock at a specified price, which may not be less than 85% of the fair market value of the Common Stock on the date of grant and usually will become exercisable (in the discretion of the Compensation Committee or the Board in the case of independent directors) in one or more installments after the date of grant. Incentive stock options, if granted, will be designed to comply with, and will be subject to restrictions contained in, the Code, including exercise prices equal to at least 100% of fair market value of Common Stock on the date of grant and ten-year restrictions on their terms, but may be subsequently modified to disqualify them from treatment as incentive stock options. Incentive stock options may be granted only to employees.

     The period during which the right to exercise an option vests in the optionee shall be set by the Compensation Committee. However, unless the Compensation Committee states otherwise no option will be exercisable by an optionee subject to Section 16 of the Securities Exchange Act of 1934, as amended, within the period ending six months and one day after the date the option is granted. In addition, options granted to independent directors will become exercisable in annual installments of 25% on each of the first, second, third, and fourth anniversaries of the date of grant.

QUALIFIED STOCK PURCHASE PLAN

     On February 25, 1998, the Board of Directors adopted, the Qualified Stock Purchase Plan subject to stockholders approval at the 1998 Annual Meeting of Stockholders. The Qualified Stock Purchase Plan, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. The purpose of the Qualified Stock Purchase Plan is to provide an incentive for employees of the Company to acquire an interest in the Company through the purchase of Common Stock, thereby more closely aligning the interests of the employees and the stockholders. The Qualified Stock Purchase Plan provides that an aggregate of 500,000 shares of the Common Stock may be issued thereunder. The Compensation Committee administers the Qualified Stock Purchase Plan.

     The purchase price of the shares under the Qualified Stock Purchase Plan is funded through payroll deductions during an offering period. Currently, the payroll deductions may be any whole percentage amount between 1% and 15% of a participant's base salary, wages and commissions, but excluding bonuses and overtime pay, on each payroll date during the offering period. A participant may discontinue his or her participation in the Qualified Stock Purchase Plan at any time during the offering period. In addition, a participant may, no more than once during each offering period, reduce or increase the rate of payroll deductions.

     The Qualified Stock Purchase Plan is implemented through a series of 24-month offering periods, with a new offering period commencing on each February 1 and August 1 during the term of the Qualified Stock Purchase Plan. The first offering period (a 23-month period) commences on September 1, 1998. Subject to certain limitations contained in the Qualified Stock Purchase Plan, on the first day of each offering period, each participant is granted an option to purchase, on each exercise date during the offering period, a number of shares of Common Stock determined by dividing the participant's contributions to the Qualified Stock Purchase Plan by the applicable exercise price. Unless a participant withdraws from the Qualified Stock Purchase Plan, such participant's option to purchase shares will be exercised automatically on each exercise date of the offering period to purchase the maximum number of full shares that may be purchased at the exercise price with the accumulated payroll deductions in the participant's account. The last day of each six-month period during each offering period under the Qualified Stock Purchase Plan (i.e., each July 31 and January 31) will be an exercise date under the Qualified Stock Purchase Plan.

     Initially, the purchase price per share at which shares will be sold under the Qualified Stock Purchase Plan will be equal to the lower of 85% of the fair market value of the Common Stock on the date of commencement of a 24-month offering period or 85% of the fair market value of the Common Stock on each exercise date of the option. The Compensation Committee may change the percentage rate from 85%; however, it may never be less than 85%. The fair market value of a share of Common Stock on a given date will be the closing price of the Common Stock on the Nasdaq Stock Market on such date.

                              CERTAIN TRANSACTIONS

     Upon incorporation of the Company in August 1995, the Company sold an aggregate of 2,398,278 shares of Common Stock to various individuals for an aggregate of $952, including 705,387 shares to Harry E. Gruber, 705,387 shares to Brian Kenner, 599,555 shares to a predecessor of the Westchester Group LLC, 211,609 shares to Ruth Hargis and 176,340 shares to the A.B. Gruber Living Trust (the "Initial Stockhold-ers"). Allen B. Gruber, the settlor and trustee of the A.B. Gruber Living Trust, is the brother of Harry E. Gruber.

     In March 1996, the Company entered into vesting agreements with each of the Initial Stockholders (the "Vesting Agreements"). Each Vesting Agreement initially granted the Company the right to repurchase at the original issue price all of an Initial Stockholder's unvested shares upon such person's death or disability or his or her unwillingness to provide the services requested by the Company in such Vesting Agreement. The Vesting Agreements provided for daily vesting of restricted shares of Common Stock over a five-year period (with no shares vesting until March 4, 1997). The Vesting Agreements also granted the Company rights of first refusal to purchase vested shares before such shares may be sold to third parties. In October 1997, the Company amended the Vesting Agreements for the Initial Stockholders other than Dr. Gruber and Mr. Kenner to provide for the termination of such Vesting Agreements (and the vesting of all shares covered thereby) upon the completion of an initial public offering by the Company resulting in gross proceeds of at least $7,500,000. The Vesting Agreements for Dr. Gruber and Mr. Kenner survived completion of the IPO but were amended and restated as of October 1997 to provide for the termination, upon completion of the IPO, of the Company's rights of first refusal to purchase vested shares and the Company's right to repurchase unvested shares upon the death or disability of Dr. Gruber or Mr. Kenner, as applicable. The Company's rights to repurchase unvested shares also would terminate upon a change of control, with respect to Mr. Gruber, and upon a change of control followed by termination without cause or reduction of annual cash compensation, with respect to Mr. Kenner.

     On August 30, 1995, the Company sold 172,500 shares of Series A Convertible Preferred Stock at $1 per share to various accredited investors for total consideration of $172,500. The Company sold 80,000 of such shares to the A.B. Gruber Living Trust. Each share of Series A Convertible Preferred Stock was converted into 2.5192 shares of Common Stock upon the closing of the IPO.

     On February 4, 1996, the Company sold an aggregate of 339,562 shares of Series B Convertible Preferred Stock at $1.27 per share to various accredited investors for a total consideration of $431,244. The Company sold 50,000 of such shares to the A.B. Gruber Living Trust, 25,000 of such shares to L. Burton Gruber, the father of Harry Gruber, 3,000 of such shares to Hope Gruber, the sister of Harry Gruber, and 200,000 of such shares to Isaac Willis, who has served as a director of the Company from November 1995 to the present. Each share of Series B Convertible Preferred Stock was converted into 2.5192 shares of Common Stock upon the closing of the IPO.

     On March 5, 1996, the Company issued 302,296 shares of Common Stock to each of Harry Gruber and Mr. Kenner and 282,166 shares to a predecessor of Westchester Group LLC for aggregate proceeds of $1,760.

     On March 7, 1996, the Company sold 296,147 shares of Series C Convertible Preferred Stock at $2.75 per share to various accredited investors for a total consideration of $814,404. The Company sold 3,500 of such shares to the A.B. Gruber Living Trust, 3,000 of such shares to L. Burton Gruber and 136,364 of such shares to Dr. Willis. Each share of Series C Convertible Preferred Stock was converted into 2.5192 shares of Common Stock upon the closing of the IPO.

     On April 17, 1996, the Company sold 96,429 shares of Series D Convertible Preferred Stock at $7 per share to various accredited investors for a total consideration of $675,003. The Company sold 7,143 of such shares to Dr. Willis. Each share of Series D Convertible Preferred Stock was converted into 2.5192 shares of Common Stock upon the closing of the IPO.

     On August 9, 1996, the Company sold 154,500 shares of Series E Convertible Preferred Stock at $10 per share to various accredited investors for a total consideration of $1,545,000. The Company sold 10,000 of such shares to Dr. Willis. From November 1996 through February 1997, the Company sold 245,500 additional shares of Series E Convertible Preferred Stock at $10 per share to various accredited investors for a total consideration of $2,455,000. The Company sold 54,550 of such shares to Dr. Willis. Each share of Series E Convertible Preferred Stock was converted into 1.2596 shares of Common Stock upon the closing of the IPO.

     On July 16, 1997, the Company sold 677,498 shares of Series F Convertible Preferred Stock at $6 per share to various accredited investors for a total consideration of $4,064,988. The Company sold 290,000 of such shares to Dr. Willis. The Company received payments for certain of the shares of Series F Preferred Stock issued on July 16, 1997 prior to such date and accounted for such payments as advances from stockholders. Each share of Series F Convertible Preferred Stock was converted into .6318 of one share of Common Stock upon the closing of the IPO.

     As consideration for the establishment of a strategic alliance in October 1997 with NBC Multimedia, the Company issued 1,280,000 shares of Series G Preferred to NBC, and NBC Multimedia granted the Company exclusive rights to deliver most NBC audio/visual content by means of NBC Internet Sites. The Company has granted NBC rights to include shares of Common Stock issuable upon conversion of Series G Preferred in certain future registrations of Common Stock, as well as the right to demand on one occasion only that the Company register such shares of Common Stock after the Company becomes eligible to use Form S-3 under the Securities Act. NBC has agreed that neither it, nor its affiliates, will acquire or seek to acquire any of the Company's securities for a period of one year from October 10, 1997, the date of the Purchase Agreement. See "Business -- Strategic Alliances -- Strategic Alliance with NBC Multimedia."

     NBC Multimedia purchased 210,526 shares of Common Stock in the Direct Offering at $9.50 per share, the price per share to the public in the IPO. NBC Multimedia and NBC together currently own approximately 10% of the outstanding shares of capital stock of the Company. The Company became obligated to pay NBC Multimedia $2,000,000 in nonrefundable payments. See "Business -- Strategic Alliances -- Strategic Alliance with NBC Multimedia."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 29, 1998 and as adjusted for the Offering by (i) each of the Company's directors, (ii) each of the Company's Named Executive Officers, (iii) each person who is known by the Company to own beneficially more than 5% of the Common Stock and (iv) all directors and executive officers as a group.

                                                                                       PERCENTAGE OF
                                                                                      COMMON STOCK(3)
                                                          NUMBER OF SHARES      ---------------------------
                                                           OF COMMON STOCK         BEFORE         AFTER
                 NAME AND ADDRESS(1)                    BENEFICIALLY OWNED(2)   THE OFFERING   THE OFFERING
                 -------------------                    ---------------------   ------------   ------------
Harry E. Gruber(4)....................................        1,007,680             10.7%        8.9%
Brian Kenner(5).......................................        1,007,680             10.7         8.9
Allen B. Gruber(6)....................................          512,657              5.5         4.5
Isaac Willis(7).......................................        1,162,336             12.4         10.2
Edward David(8).......................................           25,940                *          *
Mark Dowley(9)........................................            7,356                *          *
J. William Grimes.....................................               --               --          --
Alan Z. Senter........................................               --               --          --
Douglas A. Augustine(10)..............................           71,327                *          *
Kenneth L. Ruggiero...................................               --               --          --
Westchester Group LLC(11).............................          881,720              9.4         7.8
National Broadcasting Company, Inc.(12)...............        1,016,670             10.0         8.3
All directors and executive officers as a group (9
  persons)(13)........................................        3,282,319             34.9         28.8

---------------
 (1) Except as indicated, the address of each person named in the table is c/o InterVU Inc., 201 Lomas Santa Fe Drive, Solana Beach, CA 92075.

 (2) Beneficial ownership of directors, officers and 5% or more stockholders includes shares of outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table, and shares of Common Stock issuable upon conversion of 1,280,000 shares of Series G Preferred held by NBC which become convertible on July 10, 1998. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

 (3) Assumes no exercise of the Underwriters' over-allotment option.

 (4) Includes 383,788 shares subject to the Company's repurchase right under an Amended and Restated Vesting Agreement.

 (5) Includes 383,788 shares subject to the Company's repurchase right under an Amended and Restated Vesting Agreement.

 (6) Includes 255,069 shares owned by the Gruber Family Limited Partnership, of which Allen Gruber is a general partner, and 81,244 shares owned by the Judith Gruber Living Trust, of which Judith Gruber, Allen Gruber's wife, is settlor and trustee. The address for Mr. Gruber is 419 Happy Trail, San Antonio, TX 78231.

 (7) Includes 953,867 shares owned by the Willis Family Trust, of which Dr. Willis is settlor. Includes 11,878 shares subject to the Company's repurchase right under a restricted stock agreement and 7,014 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

 (8) Includes 11,878 shares subject to the Company's repurchase right under a restricted stock agreement and 748 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

 (9) Includes 7,356 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(10) Includes 41,429 shares subject to the Company's repurchase right under a restricted stock agreement and 8,347 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(11) The membership interests of Westchester Group LLC are owned by Marcia Berman individually, with respect to 99.5% of the interests, and as custodian for her minor children under the New York Uniform Gifts to Minors Act, with respect to .5% of the interests. The address for Westchester Group LLC is 70 Valley Lane, Chappaqua, New York 10541.

(12) The shares of Series G Preferred owned by NBC become convertible into Common Stock at the option of the holder on July 10, 1998. The holder of each share of Series G Preferred has the right to vote on an as-converted basis. With respect to such vote, each holder of Series G Preferred will have full voting rights and powers of the holders of Common Stock. As of the date of this table, NBC owned 100% of the outstanding Series G Preferred and NBC Multimedia owned 210,526 shares of Common Stock. As the ultimate parent of NBC, General Electric Company ("General Electric") may be deemed to be the beneficial owner of all these shares. The address for NBC is 30 Rockefeller Plaza, New York, New York 10112.

(13) See Notes (4), (5), (7), (8), (9) and (10).

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the Certificate and Amended and Restated Bylaws (the "Bylaws"), which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable law.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

     As of April 29, 1998, there were 9,380,032 shares of Common Stock outstanding held of record by 149 stockholders.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to a ratable distribution of any dividends that may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding preferred stock. The Common Stock has no preemptive, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of Series G Preferred or any other preferred stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Certificate authorizes the Board of Directors, without further stockholder approval, to issue up to 3,720,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series.

     The Board of Directors has designated 1,280,000 shares of preferred stock as Series G Preferred. The holders of Series G Preferred are entitled to receive non-cumulative dividends, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock, at the rate of $0.64 per share per annum, payable quarterly, when, as and if declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series G Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock, an amount equal to $8.00 per share (plus all declared but unpaid dividends, if any). Each share of Series G Preferred will be convertible, at the option of the holder thereof, at any time after July 10, 1998, into .6298 shares of Common Stock, subject to adjustments for stock splits, stock dividends or combinations of outstanding shares of Common Stock. The holder of each share of Series G Preferred has the right to one vote for each share of Common Stock into which such Series G Preferred is then convertible or into which it would be convertible but for the restriction on conversion prior to the date above. With respect to such vote, each holder of Series G Preferred will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The Company has granted NBC rights to include shares of Common Stock issuable upon conversion of the Series G Preferred in certain future registrations of the Common Stock, as well as the right to demand on one occasion only that the Company register such shares of Common Stock after the Company becomes eligible to use Form S-3 under the Securities Act.

     Future issuances of preferred stock may have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any additional shares of preferred stock.

ADVISORS' WARRANTS

     In connection with the IPO, the Company sold to Josephthal and Cruttenden Roth Incorporated the Advisors' Warrants to purchase from the Company 200,000 shares of Common Stock. The Advisors' Warrants are exercisable at a price per share of $11.40 for a period of four years commencing in November 1998 and are restricted from sale, transfer, assignment or hypothecation until November 1998, except to officers of Josephthal or Cruttenden Roth Incorporated. The Advisors' Warrants also provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Advisors' Warrants grant to the holders thereof certain rights of registration under the Securities Act for the securities issuable upon exercise of the Advisors' Warrants.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The following is a description of certain provisions of the Delaware General Corporation Law (the "DGCL") and the Certificate and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, the Certificate and the Bylaws.

     InterVU is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

     Certain provisions of the Certificate and the Bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by the Board of Directors. In addition, these provisions are intended to ensure that the Board will have sufficient time to act in what the Board of Directors believes to be in the best interests of the Company and its stockholders. These provisions also are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights.

     Classified Board of Directors. The Certificate provides for the Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The directors in Class I are Mark Dowley and Isaac Willis, whose terms will expire at the 1998 Annual Meeting of Stockholders (although each has been nominated to an additional term that will expire at the 2001 Annual Meeting of Stockholders). The directors in Class II are Edward David and Alan Senter, whose terms will expire at the 1999 Annual Meeting of Stockholders. The directors in Class III are William Grimes and Harry Gruber, whose terms will expire at the 2000 Annual Meeting of Stockholders. The classified board provision will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors. The classified board provision could have the effect of discouraging a third-party from making a tender offer or otherwise attempting to obtain control of the Company. In addition, the classified board provision could delay stockholders who do not like the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

     No Stockholder Action by Written Consent; Special Meetings. The Certificate provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Certificate also provides that special meetings of stockholders may be called only by the Board of Directors, its Chairman, the President or the Secretary of the Company. Stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call a special meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to the Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or if the date of the annual meeting is not within 30 days before or after such anniversary date, then, to be timely, notice must be submitted not more than 90 days prior to the annual meeting and not less than the later of (i) 60 days prior to the annual meeting and (ii) the 10th day after notice of the meeting was mailed or after public announcement of the date of such meeting is first made). In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Stockholder Notice Procedure, such business shall not be discussed or transacted.

     Number of Directors; Removal; Filling Vacancies. The Certificate provides that the Board of Directors will consist of between three and eleven members, the exact number to be fixed from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. The Board of Directors currently consists of six directors. Further, the Certificate authorizes the Board of Directors to fill newly created directorships (other than directors that are elected by holders of preferred stock). Accordingly, this provision could prevent a stockholder from obtaining majority representation on the Board of Directors by permitting the Board of Directors to enlarge the size of the Board of Directors and fill the new directorships with its own nominees. A director so elected by the Board of Directors holds office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified. The Certificate also provides that directors (other than directors that are elected by holders of preferred stock) may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the outstanding voting securities. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     Indemnification. The Company has included in its Certificate and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (ii) indemnify its directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Bylaws. The Certificate provides that the Bylaws are subject to adoption, amendment, alteration, repeal or rescission either by (a) the Board of Directors or (b) the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities (voting as a single class). This provision will make it more difficult for stockholders to make changes in the Bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending the Bylaws.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Norwest Shareowner Services, Norwest Bank Minnesota N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 11,380,032 shares of Common Stock. Of these shares, the 2,000,000 shares sold in the Offering (plus any shares issued upon exercise of the Underwriters' over-allotment option), the 2,000,000 shares sold in the IPO will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). Of the remaining 7,380,032 shares of Common Stock, all but 4,932,187 shares subject to 120-day lock-up agreements with PaineWebber Incorporated executed in connection with the Offering by the directors, officers and holders of five percent or more of the Common Stock, will be eligible for sale under Rule 144 under the Securities Act, subject to certain volume and other limitations, beginning August 19, 1998 upon the expiration of the lock-up agreements with Josephthal, the managing underwriter of the IPO. In addition, the 806,144 shares of Common Stock issuable upon conversion of the Series G Preferred are subject to lock-up agreements with the same terms. PaineWebber Incorporated or Josephthal may at any time without notice release all or any portion of the shares subject to the lock-up agreements to which it is a party; provided that Josephthal may not release any such shares, or otherwise modify the terms of its lock-up agreements, without the prior written consent of PaineWebber Incorporated.

     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly reported volume of trading of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

     Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     The Company and its directors, executive officers, holders of five percent or more of the Common Stock and certain other stockholders holding in the aggregate approximately 5,738,331 shares of Common Stock (including the 806,144 shares of Common Stock issuable upon conversion of the Series G Preferred) have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by them prior to the expiration of 120 days from the date of this Prospectus, except (i) for shares of Common Stock offered hereby; (ii) with the prior written consent of PaineWebber Incorporated; and (iii) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options or the grant of options to purchase shares of Common Stock. PaineWebber Incorporated may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. After the 120-day period, all of the shares of Common Stock subject to the sale restriction will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, subject to the volume limitations and other restrictions contained in Rule 144. In addition, the shares of Common Stock issuable upon conversion of the Series G Preferred will become eligible for public sale under Rule 144 in October 1998.

     The Company also intends to register on Form S-8 following the effective date of the Offering a total of 1,113,446 shares of Common Stock subject to outstanding options or issued upon exercise of options granted under the 1996 Stock Plan. In addition, the Company intends to register on Form S-8 2,000,000 shares reserved for issuance under the 1998 Stock Option Plan and 500,000 shares reserved for issuance under the Qualified Stock Purchase Plan. The 1998 Stock Option Plan and the Qualified Stock Purchase Plan have been adopted by the Board of Directors, subject to stockholder approval at the 1998 Annual Meeting of Stockholders to be held in June 1998. For more information regarding the 1998 Stock Option Plan and the Qualified Stock Purchase Plan, see
"Management -- Executive Compensation -- 1998 Stock Option Plan" and
"-- Qualified Stock Purchase Plan." If the 1998 Stock Option Plan is approved by stockholders at the 1998 Annual Meeting of Stockholders, the Company will no longer issue options under the 1996 Stock Plan and will cease to reserve the 775,954 shares of Common Stock currently reserved for issuance thereunder.

     In connection with the IPO, the Company sold to Josephthal and Cruttenden Roth Incorporated the Advisors' Warrants to purchase from the Company 200,000 shares of Common Stock. The Advisors' Warrants are exercisable at a price per share of $11.40 for a period of four years commencing in November 1998 and are restricted as to sale, transfer, assignment or hypothecation until November 1998, except to officers of Josephthal and Cruttenden Roth Incorporated. The Advisors' Warrants also provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Advisors' Warrants grant to the holders thereof certain rights of registration under the Securities Act for the securities issuable upon exercise of the Advisors' Warrants.

     No predictions can be made as to the effect, if any, that sales of shares of Common Stock will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital. See "Risk Factors -- Shares Eligible for Future Sale" and "-- Possible Volatility of Stock Price."

                                  UNDERWRITING

     The Underwriters named below, acting through PaineWebber Incorporated, Josephthal & Co. Inc. and Cruttenden Roth Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Representatives (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                   NUMBER
                        UNDERWRITER                              OF SHARES
                        -----------                           ----------------
PaineWebber Incorporated....................................
Josephthal & Co. Inc........................................
Cruttenden Roth Incorporated................................
                                                                 ---------
          Total.............................................     2,000,000
                                                                 =========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock are subject to certain conditions. The Underwriters are committed to purchase, and the Company is obligated to sell, all of the shares of Common Stock offered by this Prospectus, if any of the shares of Common Stock being sold pursuant to the Underwriting Agreement are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain securities
dealers at such price less a concession not in excess of $     per share. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $     per share. After the public offering, the public offering price and the concessions and discounts may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as is approximately the percentage of shares of Common Stock that it is obligated to purchase of the total number of the shares under the Underwriting Agreement as shown in the table set forth above.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute payments that the Underwriters may be required to make in respect thereof.

     The Company, its directors, executive officers, holders of five percent or more of the Common Stock and certain other stockholders holding in the aggregate approximately 5,738,331 shares of Common Stock (including the 806,144 shares of Common Stock issuable upon conversion of the Series G Preferred) have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by them prior to the expiration of 120 days from the date of this Prospectus, except (i) for shares of Common Stock offered hereby; (ii) with the prior written consent of PaineWebber Incorporated; and (iii) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options or the grant of options to purchase shares of Common Stock.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with this offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     General Electric, which beneficially owns 10% of the Common Stock of the Company, also beneficially owns more than 10% of the common stock of PaineWebber Incorporated. Consequently, the Offering will be conducted in accordance with the applicable provisions of Rule 2720 of the Rules of the National Association of Securities Dealers, Inc. In accordance with those provisions, Josephthal has served (for no additional compensation) as a "qualified independent underwriter." Josephthal has performed due diligence with respect to the information contained herein and has participated in the preparation of the Registration Statement of which this Prospectus is a part. The price of the shares of Common Stock to be offered hereby will not be higher than the maximum public offering price recommended by Josephthal.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1997 and for the period from August 2, 1995 (Inception) to December 31, 1995 and the years ended December 31, 1996 and 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by reference to the Registration Statement exhibits filed as a part thereof.

     This Registration Statement and all other information filed by the Company with the Commission may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets as of December 31, 1995 and 1996 and March
  31, 1998 (unaudited)......................................  F-3
Statements of Operations for the Period from August 2, 1995
  (Inception) to December 31, 1995, the Years Ended December
  31, 1996 and 1997, the Three Months Ended March 31, 1997
  and 1998 (unaudited) and the Period from August 2, 1995
  (Inception) to March 31, 1998 (unaudited).................  F-4
Statement of Stockholders' Equity for the Period from August
  2, 1995 (Inception) to December 31, 1995, the Years Ended
  December 31, 1996 and 1997, and the Three Months Ended
  March 31, 1998 (unaudited)................................  F-5
Statements of Cash Flows for the Period from August 2, 1995
  (Inception) to December 31, 1995, the Years Ended December
  31, 1996 and 1997, the Three Months Ended March 31, 1997
  and 1998 (unaudited) and the Period from August 2, 1995
  (Inception) to March 31, 1998 (unaudited).................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
InterVU Inc.

     We have audited the accompanying balance sheets of InterVU Inc. (a development stage company) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the periods from August 2, 1995 (Inception) to December 31, 1995, and for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterVU Inc. (a development stage company) at December 31, 1996 and 1997, and the results of its operations and its cash flows for the periods from August 2, 1995 (Inception) to December 31, 1995, and for the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
February 19, 1998

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------    MARCH 31,
                                                                 1996          1997           1998
                                                              -----------   -----------   ------------
                                                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 2,507,822   $21,379,845   $ 12,060,083
  Short-term investments....................................           --            --      7,026,065
  Accounts receivable.......................................           --        88,685        156,420
  Prepaid and other current assets..........................       10,095        69,608         69,765
                                                              -----------   -----------   ------------
    Total current assets....................................    2,517,917    21,538,138     19,312,333
Property and equipment, net.................................      252,286       584,601        722,190
Other assets................................................        6,274         7,269         46,738
                                                              -----------   -----------   ------------
         Total assets.......................................  $ 2,776,477   $22,130,008   $ 20,081,261
                                                              ===========   ===========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    87,084   $   437,064   $    672,775
  Accrued liabilities.......................................       65,970       142,018        172,614
  Current portion, lease commitments........................           --        11,814         12,248
                                                              -----------   -----------   ------------
    Total current liabilities...............................      153,054       590,896        857,637
Lease commitments...........................................           --         7,608          4,378
Advances from stockholders..................................       26,500            --             --
Stockholders' equity:
  Preferred stock, $.001 par value: 5,000,000 shares
    authorized
    Series A convertible preferred stock,
      Designated -- 250,000 shares;
      Issued and outstanding -- 172,500 shares at December
      31, 1996,
      Liquidation preference -- $172,500 at December 31,
      1996..................................................          173            --             --
    Series B convertible preferred stock,
      Designated -- 400,000 shares;
      Issued and outstanding -- 339,562 shares at December
      31, 1996,
      Liquidation preference -- $431,243 at December 31,
      1996..................................................          340            --             --
    Series C convertible preferred stock,
      Designated -- 400,000 shares;
      Issued and outstanding -- 296,147 shares at December
      31, 1996,
      Liquidation preference -- $814,404 at December 31,
      1996..................................................          296            --             --
    Series D convertible preferred stock,
      Designated -- 200,000 shares;
      Issued and outstanding -- 96,429 shares at December
      31, 1996,
      Liquidation preference -- $675,003 at December 31,
      1996..................................................           96            --             --
    Series E convertible preferred stock,
      Designated -- 400,000 shares;
      Issued and outstanding -- 289,500 shares at December
      31, 1996,
      Liquidation preference -- $4,000,000 at December 31,
      1996..................................................          290            --             --
    Series F convertible preferred stock,
      Designated -- 1,200,000 shares........................           --            --             --
    Series G convertible preferred stock,
      Designated -- 1,280,000 shares; Issued and
      outstanding -- 1,280,000 at December 31, 1997 and
      March 31, 1998, Liquidation preference -- $10,240,000
      at December 31, 1997..................................           --         1,280          1,280
  Common stock, $0.001 par value; Authorized -- 20,000,000
    shares; Issued and outstanding -- 4,006,787 shares at
    December 31, 1996, 9,377,404 shares at December 31, 1997
    and 9,380,032 at March 31, 1998.........................        4,007         9,377          9,380
  Additional paid-in capital................................    5,324,591    29,821,121     33,215,708
  Notes receivable from common stockholders.................       (5,570)         (500)            --
  Deferred compensation.....................................     (403,202)     (710,493)      (665,704)
  Deficit accumulated during the development stage..........   (2,324,098)   (7,589,281)   (13,341,418)
                                                              -----------   -----------   ------------
    Total stockholders' equity..............................    2,596,923    21,531,504     19,219,246
                                                              -----------   -----------   ------------
         Total liabilities and stockholders' equity.........  $ 2,776,477   $22,130,008   $ 20,081,261
                                                              ===========   ===========   ============

                            See accompanying notes.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                           PERIOD FROM                                                              PERIOD FROM
                                          AUGUST 2, 1995                                      THREE MONTHS         AUGUST 2, 1995
                                          (INCEPTION) TO    YEAR ENDED     YEAR ENDED        ENDED MARCH 31,       (INCEPTION) TO
                                           DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   -----------------------     MARCH 31,
                                               1995            1996           1997         1997         1998            1998
                                          --------------   ------------   ------------   ---------   -----------   --------------
                                                                                         (UNAUDITED) (UNAUDITED)    (UNAUDITED)
Revenues................................     $     --      $        --    $   143,541    $   9,907   $   113,153    $    256,694
Operating expenses:
  Research and development..............       32,632        1,420,483      1,703,111      448,252       599,170       3,755,396
  Selling, general and administrative...       16,542          910,040      3,148,014      560,958     1,589,258       5,663,854
  Charges associated with the NBC
    Strategic Alliance Agreement........           --               --        750,000           --     3,872,580       4,622,580
                                             --------      -----------    -----------    ---------   -----------    ------------
        Total operating expenses........       49,174        2,330,523      5,601,125    1,009,210     6,061,008      14,041,830
                                             --------      -----------    -----------    ---------   -----------    ------------
Loss from operations....................      (49,174)      (2,330,523)    (5,457,584)    (999,303)   (5,947,855)    (13,785,136)
Interest income.........................        3,154           52,445        192,401       21,427       195,718         443,718
                                             --------      -----------    -----------    ---------   -----------    ------------
Net loss................................     $(46,020)     $(2,278,078)   $(5,265,183)   $(977,876)  $(5,752,137)   $(13,341,418)
                                             ========      ===========    ===========    =========   ===========    ============
Basic and diluted net loss per share....                   $      (.66)   $      (.90)   $    (.21)  $      (.66)
                                                           ===========    ===========    =========   ===========
Shares used in computing basic and
  diluted net loss per share............                     3,440,931      5,822,594    4,657,815     8,694,332
                                                           ===========    ===========    =========   ===========

                            See accompanying notes.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                  NOTES
                                                                                                RECEIVABLE
                                       PREFERRED STOCK         COMMON STOCK      ADDITIONAL        FROM
                                     --------------------   ------------------     PAID-IN        COMMON        DEFERRED
                                       SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     STOCKHOLDERS   COMPENSATION
                                     ----------   -------   ---------   ------   -----------   ------------   ------------
 Issuance of common stock at $.0004
   per share to founders for cash
   in August 1995..................          --   $   --    2,398,278   $2,398   $    (1,446)    $    --       $      --
 Issuance of Series A convertible
   preferred stock at $1.00 per
   share for cash in August 1995,
   net of issuance costs of
   $17,253.........................     172,500      173           --      --        155,074          --              --
 Net loss..........................          --       --           --      --             --          --              --
                                     ----------   -------   ---------   ------   -----------     -------       ---------
Balance at December 31, 1995.......     172,500      173    2,398,278   2,398        153,628          --              --
 Issuance of common stock at $.004
   per share for cash and notes
   receivable in January 1996......          --       --      147,373     147            438         (70)             --
 Issuance of Series B convertible
   preferred stock at $1.27 per
   share for cash in February 1996,
   net of issuance costs of
   $12,758.........................     339,562      340           --      --        418,146          --              --
 Issuance of Series C convertible
   preferred stock at $2.75 per
   share for cash in March 1996,
   net of issuance costs of
   $21,067.........................     296,147      296           --      --        793,041          --              --
 Issuance of common stock at $.002
   per share to founders for cash
   in March 1996...................          --       --      886,758     887            873          --              --
 Issuance of Series D convertible
   preferred stock at $7.00 per
   share for cash in April 1996,
   net of issuance costs of
   $18,931.........................      96,429       96           --      --        655,976          --              --
 Issuance of common stock at $.024
   per share for cash and notes
   receivable in April 1996........          --       --      444,639     445         10,145      (1,500)             --
 Issuance of Series E convertible
   preferred stock at $10.00 per
   share for cash from August
   through December 1996, net of
   issuance costs of $28,659.......     289,500      290           --      --      2,866,051          --              --
 Issuance of common stock at $.04
   per share for cash and notes
   receivable in December 1996.....          --       --      129,739     130          5,020      (4,000)             --
 Deferred compensation.............          --       --           --      --        421,273          --        (421,273)
 Amortization of deferred
   compensation....................          --       --           --      --             --          --          18,071
Net loss...........................          --       --           --      --             --          --              --
                                     ----------   -------   ---------   ------   -----------     -------       ---------
Balance at December 31, 1996.......   1,194,138    1,195    4,006,787   4,007      5,324,591      (5,570)       (403,202)
 Issuance of Series E convertible
   preferred stock at $10.00 per
   share for cash in January and
   February 1997, net of issuance
   cost of $27,816.................     110,500      110           --      --      1,077,074          --              --
 Issuance of Series F convertible
   preferred stock at $6.00 per
   share for cash and conversion of
   advances from stockholders in
   July and August 1997, net of
   issuance costs of $11,105.......     721,664      721           --      --      4,318,158          --              --
 Exercise of stock options at $0.04
   per share for cash in July
   1997............................          --       --       31,490      31          1,219          --              --
 Repurchase of restricted stock at
   $0.024 per share for cash and
   cancellation of note receivable
   in September 1997...............          --       --     (108,685)   (109)        (2,479)      1,388              --
 Repayments of notes receivable
   from common stockholders........          --       --           --      --             --       3,682              --
 Conversion of preferred stock.....  (2,026,302)  (2,026)   3,237,286   3,238         (1,212)         --              --
 Issuance of common stock in
   initial public offering at $9.50
   per share, net of issuance cost
   of $2,431,977...................          --       --    2,210,526   2,210     18,565,813          --              --
 Issuance of Series G convertible
   preferred stock net of issuance
   costs of $23,582................   1,280,000    1,280           --      --        (24,862)         --              --
 Deferred compensation.............          --       --           --      --        562,819          --        (562,819)
 Amortization of deferred
   compensation....................          --       --           --      --             --          --         255,528
 Net loss..........................          --       --           --      --             --          --              --
                                     ----------   -------   ---------   ------   -----------     -------       ---------
Balance at December 31, 1997.......   1,280,000    1,280    9,377,404   9,377     29,821,121        (500)       (710,493)
 Compensation related to stock
   options (unaudited).............          --       --        2,628       3         22,007          --              --
 Recognition of lapse of NBC's
   obligation to return 680,000
   shares of Series G convertible
   preferred stock issued under the
   Strategic Alliance Agreement
   (unaudited).....................          --       --           --      --      3,372,580          --              --
 Repayments of notes receivable
   from common stockholders
   (unaudited).....................          --       --           --      --             --         500              --
 Amortization of deferred
   compensation (unaudited)........          --       --           --      --             --          --          44,789
 Net loss (unaudited)..............          --       --           --      --             --          --              --
                                     ----------   -------   ---------   ------   -----------     -------       ---------
Balance at March 31,1998
 (unaudited).......................   1,280,000   $1,280    9,380,032   $9,380   $33,215,708     $    --       $(665,704)
                                     ==========   =======   =========   ======   ===========     =======       =========

                                       DEFICIT
                                     ACCUMULATED
                                      DURING THE        TOTAL
                                     DEVELOPMENT    STOCKHOLDERS'
                                        STAGE          EQUITY
                                     ------------   -------------
 Issuance of common stock at $.0004
   per share to founders for cash
   in August 1995..................  $        --     $       952
 Issuance of Series A convertible
   preferred stock at $1.00 per
   share for cash in August 1995,
   net of issuance costs of
   $17,253.........................           --         155,247
 Net loss..........................      (46,020)        (46,020)
                                     ------------    -----------
Balance at December 31, 1995.......      (46,020)        110,179
 Issuance of common stock at $.004
   per share for cash and notes
   receivable in January 1996......           --             515
 Issuance of Series B convertible
   preferred stock at $1.27 per
   share for cash in February 1996,
   net of issuance costs of
   $12,758.........................           --         418,486
 Issuance of Series C convertible
   preferred stock at $2.75 per
   share for cash in March 1996,
   net of issuance costs of
   $21,067.........................           --         793,337
 Issuance of common stock at $.002
   per share to founders for cash
   in March 1996...................           --           1,760
 Issuance of Series D convertible
   preferred stock at $7.00 per
   share for cash in April 1996,
   net of issuance costs of
   $18,931.........................           --         656,072
 Issuance of common stock at $.024
   per share for cash and notes
   receivable in April 1996........           --           9,090
 Issuance of Series E convertible
   preferred stock at $10.00 per
   share for cash from August
   through December 1996, net of
   issuance costs of $28,659.......           --       2,866,341
 Issuance of common stock at $.04
   per share for cash and notes
   receivable in December 1996.....           --           1,150
 Deferred compensation.............           --              --
 Amortization of deferred
   compensation....................           --          18,071
Net loss...........................   (2,278,078)     (2,278,078)
                                     ------------    -----------
Balance at December 31, 1996.......   (2,324,098)      2,596,923
 Issuance of Series E convertible
   preferred stock at $10.00 per
   share for cash in January and
   February 1997, net of issuance
   cost of $27,816.................           --       1,077,184
 Issuance of Series F convertible
   preferred stock at $6.00 per
   share for cash and conversion of
   advances from stockholders in
   July and August 1997, net of
   issuance costs of $11,105.......           --       4,318,879
 Exercise of stock options at $0.04
   per share for cash in July
   1997............................           --           1,250
 Repurchase of restricted stock at
   $0.024 per share for cash and
   cancellation of note receivable
   in September 1997...............           --          (1,200)
 Repayments of notes receivable
   from common stockholders........           --           3,682
 Conversion of preferred stock.....           --              --
 Issuance of common stock in
   initial public offering at $9.50
   per share, net of issuance cost
   of $2,431,977...................           --      18,568,023
 Issuance of Series G convertible
   preferred stock net of issuance
   costs of $23,582................           --         (23,582)
 Deferred compensation.............           --              --
 Amortization of deferred
   compensation....................           --         255,528
 Net loss..........................   (5,265,183)     (5,265,183)
                                     ------------    -----------
Balance at December 31, 1997.......   (7,589,281)     21,531,504
 Compensation related to stock
   options (unaudited).............           --          22,010
 Recognition of lapse of NBC's
   obligation to return 680,000
   shares of Series G convertible
   preferred stock issued under the
   Strategic Alliance Agreement
   (unaudited).....................           --       3,372,580
 Repayments of notes receivable
   from common stockholders
   (unaudited).....................           --             500
 Amortization of deferred
   compensation (unaudited)........           --          44,789
 Net loss (unaudited)..............   (5,752,137)     (5,752,137)
                                     ------------    -----------
Balance at March 31,1998
 (unaudited).......................  $(13,341,418)   $19,219,246
                                     ============    ===========

                             See accompanying notes

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                         PERIOD FROM                                                                PERIOD FROM
                                          AUGUST 2,                                                                  AUGUST 2,
                                             1995                                         THREE MONTHS ENDED            1995
                                        (INCEPTION) TO    YEAR ENDED     YEAR ENDED            MARCH 31,           (INCEPTION) TO
                                         DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   -------------------------     MARCH 31,
                                             1995            1996           1997          1997          1998            1998
                                        --------------   ------------   ------------   -----------   -----------   --------------
                                                                                       (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
Net loss..............................     $(46,020)     $(2,278,078)   $(5,265,183)   $ (977,876)   $(5,752,137)   $(13,341,418)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Recognition of lapse of NBC's
    obligation to return 680,000
    shares of Series G convertible
    preferred stock issued under the
    NBC Strategic Alliance
    Agreement.........................           --               --             --            --      3,372,580       3,372,580
  Compensation related to stock
    options...........................           --               --             --            --         22,010          22,010
  Amortization of deferred
    compensation......................           --           18,071        255,528            --         44,789         318,388
  Depreciation and amortization.......          678           59,305        178,544        41,123         70,373         308,900
  Changes in operating assets and
    liabilities:
    Accounts receivable...............           --               --        (88,685)       (9,966)       (67,735)       (156,420)
    Prepaid and other current
      assets..........................           --          (10,095)       (59,513)        1,983           (157)        (69,765)
    Accounts payable..................           --           87,084        349,980        18,614        235,711         672,775
    Accrued liabilities...............           --           65,970         76,048        22,571         30,596         172,614
                                           --------      -----------    -----------    ----------    -----------    ------------
Net cash used in operating
  activities..........................      (45,342)      (2,057,743)    (4,553,281)     (903,551)    (2,043,970)     (8,700,336)
INVESTING ACTIVITIES:
Purchases of short term investments...           --               --             --            --     (7,026,065)     (7,026,065)
Purchases of property and equipment...      (13,344)        (298,925)      (483,373)     (101,431)      (207,962)     (1,003,604)
Other assets..........................           --           (6,274)          (995)           --        (39,469)        (46,738)
                                           --------      -----------    -----------    ----------    -----------    ------------
Net cash used in investing
  activities..........................      (13,344)        (305,199)      (484,368)     (101,431)    (7,273,496)     (8,076,407)
FINANCING ACTIVITIES:
Payments on capital leases............           --               --         (8,064)           --         (2,796)        (10,860)
Issuance of common stock..............          952           12,515     18,569,273            --                     18,582,740
Issuance of preferred stock...........      155,247        2,429,124      3,335,981     1,050,684             --       5,920,352
Advances from stockholders............      411,241        1,920,371      2,010,000            --             --       4,341,612
Repurchase of common stock............           --               --         (1,200)           --             --          (1,200)
Repayment of stockholder notes
  receivable..........................           --               --          3,682            --            500           4,182
                                           --------      -----------    -----------    ----------    -----------    ------------
Net cash provided by (used in)
  financing activities................      567,440        4,362,010     23,909,672     1,050,684         (2,296)     28,836,826
Net increase in cash and cash
  equivalents.........................      508,754        1,999,068     18,872,023        45,702     (9,319,762)     12,060,083
Cash and cash equivalents at beginning
  of period...........................           --          508,754      2,507,822     2,507,822     21,379,845              --
                                           --------      -----------    -----------    ----------    -----------    ------------
Cash and cash equivalents at end of
  period..............................     $508,754      $ 2,507,822    $21,379,845    $2,553,524    $12,060,083    $ 12,060,083
                                           ========      ===========    ===========    ==========    ===========    ============
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
  Capital lease obligations entered
    into for equipment................     $     --      $        --    $    27,486    $       --    $        --    $     27,486
                                           ========      ===========    ===========    ==========    ===========    ============
  Conversion of advances from
    stockholders to convertible
    preferred stock...................     $     --      $ 2,305,112    $ 2,036,500    $   26,500    $        --    $  4,341,612
                                           ========      ===========    ===========    ==========    ===========    ============
  Issuance of common stock in exchange
    for notes receivable..............     $     --      $     5,570    $        --    $       --    $        --    $      5,570
                                           ========      ===========    ===========    ==========    ===========    ============
  Cancellation of stockholder notes
    receivable........................     $     --      $        --    $     1,388    $       --    $        --    $      1,388
                                           ========      ===========    ===========    ==========    ===========    ============
  Issuance of Series G convertible
    preferred stock as consideration
    for the formation of NBC Strategic
    Alliance Agreement................     $     --      $        --    $     1,280    $       --    $        --    $      1,280
                                           ========      ===========    ===========    ==========    ===========    ============
  Recognition of lapse of NBC's
    obligation to return 680,000
    shares of Series G convertible
    preferred stock issued under the
    NBC Strategic Alliance
    Agreement.........................     $     --      $        --    $        --    $       --    $ 3,372,580    $  3,372,580
                                           ========      ===========    ===========    ==========    ===========    ============
  Compensation related to stock
    options...........................     $     --      $        --    $        --    $       --    $    22,010    $     22,010
                                           ========      ===========    ===========    ==========    ===========    ============

                            See accompanying notes.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 AND PERTAINING TO MARCH 31, 1998
        AND THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     InterVU Inc. (the "Company") was incorporated in Delaware on August 2, 1995 to develop and market proprietary technologies and systems for delivering video on the internet. The Company utilizes a proprietary operating system for routing and distributing high quality video over the Internet at high speeds. The Company has commenced planned principal operations, however, as there has been no significant revenue therefrom, the Company is considered to be in the development stage.

  Basis of Presentation

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has been engaged in organizational activities, including recruiting personnel, establishing office facilities, research and development and obtaining financing. Through March 31,1998, the Company had incurred accumulated losses of $13,341,418. Successful completion of the Company's development program and its transition to attaining profitable operations is dependent upon obtaining financing adequate to fulfill its research, development and market introduction activities, and achieving a level of revenues adequate to support the Company's cost structure. Management believes that the funds necessary to meets its capital requirements for the next twelve months will be raised from a combination of equity, debt or lease financing. Without additional financing, the Company will be required to delay, reduce the scope of or eliminate one or more of its research and development projects or market introduction activities and significantly reduce its expenditures on infrastructure and product upgrade programs that enhance the InterVU network architecture.

  Interim Financial Data

     The financial statements for the three months ended March 31, 1997 and 1998 and for the period from August 2, 1995 (Inception) to March 31, 1998 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

     The results of operations for the interim period ended March 31, 1998 are not necessarily indicative of the results which may be reported for any other interim period or for the year ending December 31, 1998.

  Cash, Cash Equivalents and Short-Term Investments

     Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relative to diversification, maturities and credit quality designed to maintain safety and liquidity. The Company applies Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, to its short-term investments. Under SFAS No. 115, the Company classifies its short-term investments as "Available-for-Sale" and records such assets at estimated fair value in the balance sheets with unrealized gains and losses, if any, reported in stockholders' equity. As of March 31, 1998, the cost of short-term investments approximated fair value. The Company has not experienced any losses on its cash, cash equivalents, or short-term investments.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and depreciated over the estimated useful lives of the assets, ranging from three to five years, using the straight-line method. Leasehold improvements are stated at cost and amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. Amortization of equipment under capital leases is reported with depreciation of property and equipment.

  Software Development Costs

     Financial accounting standards provide for the capitalization of certain software development costs after technological feasibility of the software is attained. No such costs have been capitalized to date because costs incurred subsequent to reaching technological feasibility have not been material.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

  Revenue Recognition

     Revenue is generated primarily from video encoding and distribution services. Revenue from video encoding services is recognized as the service is provided and revenue from video distribution services is recognized at the time of delivery.

  Concentration of Credit Risk

     Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses have been minimal and such losses have been within management's expectations.

  Research and Development Costs

     Costs incurred in connection with research and development are charged to operations as incurred.

  Impairment of Long-Lived Assets

     SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. To date, the Company has not identified any indicators of impairment nor recorded any impairment losses.

  Advertising Costs

     Advertising costs are expensed as incurred. The Company incurred $382,152 in advertising costs for the three months ended March 31, 1998. Advertising costs prior to December 31, 1997 were not significant.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  Stock Options

     SFAS No. 123, Accounting for Stock-Based Compensation, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. SFAS No. 123 also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (APB) Opinion No. 25 to account for stock-based compensation. The Company has decided to retain the current intrinsic value based method, and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation (Note 5).

  Loss Per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share, which supercedes APB opinion No. 15. SFAS No. 128 replaces the presentation of primary earnings per share (EPS) with "Basic EPS," which includes no dilution and is based on weighted average common shares outstanding for the period. Companies with complex capital structures, including InterVU, will also be required to present "Diluted EPS" that reflects the potential dilution of securities such as employee stock options and warrants to purchase common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. On February 2, 1998, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) No. 98 which revised the previous instructions for determining the dilutive effects of earnings per share computations of common stock and common stock equivalents at prices below the IPO price prior to the effectiveness of the IPO.

     Included in the shares used in calculating Basic and Diluted net loss per share for the twelve months ended December 31, 1996 and 1997 are the weighted average effect of actual and assumed conversion of preferred stock totaling 2,052,983 and 3,199,777, respectively, and weighted average common shares totaling 1,387,948 and 2,622,817, respectively. Included in the shares used in calculating basic and diluted net loss per share for the three months ended March 31, 1997 and 1998 are the weighted average effect of actual and assumed conversion of preferred stock totaling 2,717,500 and 4,043,452, respectively, and weighted average common shares totaling 1,940,315 and 4,650,880, respectively. Common equivalent shares result from stock options, warrants and unvested restricted stock of which 2,775,659 and 2,442,540 shares were excluded from the computation of diluted earnings per share for the twelve months ended December 31, 1996 and 1997, respectively, and 2,532,584 and 2,605,678 shares were excluded from the computation of diluted earnings per share for the three months ended March 31, 1997 and 1998, respectively, as their effect would be anti-dilutive.

  New Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Segment Information. Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during the period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investment shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not believe that comprehensive income or loss will be materially different than net income or loss. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and does not believe adoption of this standard will have a material impact on the Company's financial statements.

 2. SHORT-TERM INVESTMENTS

     As of March 31, 1998, all of the Company's short-term investments were in government backed debt securities. The following is a summary of the contractual maturities of short-term investments as of March 31, 1998:

                                           FAIR VALUE
                                           ----------
Maturities:
  1998...................................  $  726,065
  1999...................................          --
  Thereafter.............................   6,300,000
                                           ----------
                                           $7,026,065
                                           ==========

 3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                               DECEMBER 31,
                                           ---------------------     MARCH 31,
                                             1996        1997          1998
                                           --------    ---------    -----------
                                                                    (UNAUDITED)
Equipment................................  $     --    $  18,259    $   18,259
Computers................................   228,729      606,619       751,017
Furniture and fixtures...................    61,676      104,531       116,442
Equipment under capital lease............        --       27,486        27,486
Leasehold improvements...................    11,936       24,172        24,172
Purchased software.......................     9,928       42,061        93,714
                                           --------    ---------    ----------
                                            312,269      823,128     1,031,090
Less accumulated depreciation............   (59,983)    (238,527)     (308,900)
                                           --------    ---------    ----------
                                           $252,286    $ 584,601    $  722,190
                                           ========    =========    ==========

 4. STOCKHOLDER ADVANCES

     At December 31, 1995, the Company received $411,241 in cash advances from certain stockholders that was subsequently converted to Series B convertible preferred stock in February 1996 at a per share price of $1.27. At December 31, 1996, the Company received $26,500 in cash advances from certain stockholders that was subsequently converted into Series E convertible preferred stock in January 1997 at a per share price of $10.00.

 5. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     Upon completion of the Company's initial public offering, the Company had authorized 5,000,000 shares of preferred stock, of which 1,280,000 shares were designated as Series G convertible preferred stock. The Board of Directors is authorized, without further stockholder approval, to issue the remaining 3,720,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted or

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designation of such series.

     In connection with the formation of a strategic alliance in October 1997, the Company issued 1,280,000 shares of Series G convertible preferred stock. The Series G convertible preferred stock ($.001 par value) has an aggregate liquidation preference of $10,240,000, a dividend rate of $.64 per share and a conversion rate of .6298 common shares to one preferred share, subject to adjustment for dilution. Noncumulative dividends are payable quarterly, when, as and if declared by the Board of Directors. The shares of Series G convertible preferred stock are convertible into common stock at the option of the holder commencing July 10, 1998. The holder of each share of Series G convertible preferred stock has the right to one vote for each share of common stock into which it would convert.

  Common Stock

     In August 1995, 2,398,278 shares of common stock were issued to the founders of the Company at a price of $.0004 per share under founder stock purchase agreements. In March 1996, an additional 886,758 shares of common stock were issued to three of the founders at a price of $.002 per share under the founder stock purchase agreements. In January 1996, the Company issued 147,373 shares of common stock to employees at $.004 per share under restricted stock agreements. Also, in April and December 1996, the Company issued 444,639 and 129,739 shares of common stock, respectively, to employees at $.024 and $.04 per share, respectively, under restricted stock agreements. In connection with the founder stock purchase agreements and the restricted stock agreements, the Company has the option to repurchase, at the original issue price, unvested common shares in the event of termination of employment. Shares issued under the agreements generally vest 20% on the first anniversary of the employee's hire date and daily thereafter for four years. Shares subject to repurchase by the Company totaled 1,521,293 at December 31, 1997, and 2,065,154 and 1,488,850 at
March 31, 1997 and 1998, respectively.

     In April 1996, the Board of Directors declared a two-for-one stock dividend of the Company's common stock, effectuated as a stock split. In July 1997, the Company declared a two-for-one stock split of the Company's common stock. All applicable share and stock option information have been restated to reflect the split.

     In August 1997, the Board of Directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its common stock to the public. Concurrent with the closing of the offering, all of the preferred stock outstanding, excluding 1,280,000 shares of Series G convertible preferred stock, automatically converted into 3,328,717 shares of common stock.

     In November 1997, the Company effected a reverse stock split in which .6298 shares of common stock were exchanged for one share of common stock. All applicable share and stock option information have been restated to reflect the reverse stock split. Upon completion of the public offering, the Company had authorized 20,000,000 shares of common stock.

  Stock Options

     The Company has established a stock option plan to grant options to purchase common stock to consultants, employees, officers and directors of the Company. The Company has authorized for grant under the plan stock options to purchase up to 1,889,400 shares of its common stock.

     Under the terms of the plan, non-qualified and incentive options may be granted to consultants, employees, officers and directors at prices not less than 100% of the fair value on the date of grant. Options generally vest 20% after the first year of employment and daily thereafter for four years. The options expire ten years from the date of grant.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes the stock option activity for the period from August 2, 1995 (Inception) to March 31, 1998:

                                                                     WEIGHTED-
                                                      NUMBER OF       AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                      ---------    --------------
  Granted...........................................   156,820         $0.04
                                                       -------         -----
Balance at December 31, 1996........................   156,820          0.04
  Granted...........................................   710,798          3.15
  Exercised.........................................   (31,490)         0.03
  Canceled..........................................   (91,950)         0.03
                                                       -------         -----
Balance at December 31, 1997........................   744,177         $3.00
  Granted (unaudited)...............................   202,189         $8.76
  Exercised (unaudited).............................    (2,628)          .28
  Canceled (unaudited)..............................   (26,910)         5.41
                                                       -------         -----
Balance at March 31, 1998 (unaudited)...............   916,828         $4.21
                                                       =======         =====

     As of March 31, 1998, options for 122,716 common shares were exercisable. Options outstanding at March 31, 1998 had exercise prices ranging from $.03 to $13.63 and had a weighted average remaining contractual life of approximately
9.25 years. The weighted average fair value of options granted in 1996, 1997 and the three months ended March 31, 1998 was $1.08, $1.11 and $6.47, respectively.

     Pro forma information regarding net income or loss is required to be disclosed in accordance with SFAS No. 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method prescribed in that Statement. For options granted in the year ended December 31, 1996 and through November 18, 1997, the fair value for the options was estimated at the date of grant using the "minimum value" method for option pricing with the following weighted average assumptions: risk-free interest rate of 6%, dividend yield of 0%, and weighted average expected life of the option of seven years. For options granted from November 18, 1997 to December 31, 1997, the fair value of the options was estimated at the date of grant using the "Black-Scholes" method for option pricing with the following weighted average assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 75% and weighted average expected life of the option of seven years.

     The minimum value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly speculative assumptions.

     Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the related options. The Company's pro forma net loss was $46,020 for the period from August 2, 1995 (Inception) to December 31, 1995, and $2,278,002 and $5,099,562 for the years ended December 31, 1996 and 1997, respectively. The Company's pro forma basic and diluted net loss per share was $(.66) and $(.88) for the years ended December 31, 1996 and 1997, respectively.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  Deferred Compensation

     Through December 31, 1997, the Company recorded deferred compensation for the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the deemed fair value for financial statement presentation purposes of the Company's common stock at the date of issuance or grant. The deferred compensation will be amortized over the vesting period of the related restricted stock or options, which is generally five years. Gross deferred compensation at December 31, 1996 and 1997 totaled $421,273 and $984,092, respectively, and related amortization expense totaled $18,071 and $255,528 for the years ended December 31, 1996 and 1997, respectively, $44,789 for the three months ended March 31, 1998, and $318,388 for the period from August 2, 1995 (Inception) to March 31, 1998.

  Warrants

     In connection with the Company's initial public offering, the Company issued 200,000 warrants to purchase common stock to its underwriters. Such warrants are exercisable at $11.40 per share of common stock through November 19, 2002.

  Shares Reserved for Future Issuance

     At March 31, 1998, the Company had reserved approximately 2,900,000 common shares for the conversion of preferred stock, the exercise of stock options, the exercise of warrants and for stock options available for future grant.

 6. COMMITMENTS

     The Company leases its principal facilities under two noncancelable operating leases which expire in 1999 with options to renew the leases for up to two years. Total rent expense was $47,648 and $128,795 for the year ended December 31, 1996 and 1997, respectively, $28,990 and $39,058 for the three months ended March 31, 1997 and 1998, respectively, and $215,501 for the period from August 2, 1995 (inception) to March 31, 1998.

     Future annual minimum payments under noncancelable capital and operating leases (with initial lease terms in excess of one year) consisted of the following at December 31, 1997:

                                                         OPERATING    CAPITAL
                                                          LEASES       LEASES
                                                         ---------    --------
1998...................................................  $121,541     $ 13,790
1999...................................................    37,058        8,353
                                                         --------     --------
Total minimum lease payments...........................  $158,599       22,143
                                                         ========
Less amounts representing interest.....................                 (2,721)
                                                                      --------
Present value of future minimum lease payments.........                 19,422
Less current portion...................................                (11,814)
                                                                      --------
Capital lease obligation, net of current portion.......               $  7,608
                                                                      ========

     In April 1998, the Company signed a sublease agreement for 23,575 square feet of office space in San Diego. The sublease commences May 1, 1998 and the Company expects to relocate its principal office to the facility in June 1998. The sublease expires in June 2003. Over the term of the sublease the Company expects to incur approximately $1.9 million in rent expense.

     The Company is currently in negotiations with the owner of its current facility to be released from the remaining obligation under the two noncancelable operating leases which expire in 1999.

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 7. INCOME TAXES

     Significant components of the Company's deferred tax assets as of December 31, 1996 and 1997 are shown below. A valuation allowance of $3,210,000 has been recorded at December 31, 1997 to offset the net deferred tax assets as realization is uncertain.

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1996           1997
                                                    -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards................  $   920,000    $ 2,883,000
  Research tax credit carryforwards...............       71,000        233,000
  Other...........................................       17,000         94,000
                                                    -----------    -----------
Total deferred tax assets.........................    1,008,000      3,210,000
Valuation allowance...............................   (1,008,000)    (3,210,000)
                                                    -----------    -----------
Net deferred tax assets...........................  $        --    $        --
                                                    ===========    ===========

     The Company had federal and California tax net operating loss carryforwards at December 31, 1997 of approximately $7.1 million. The federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $171,000 and $96,000, respectively, which will begin to expire in 2011 and 2010, respectively, unless previously utilized.

     Pursuant to Internal Revenue Service Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50% which occurred during 1996. However, the Company does not believe such limitation will have a material impact on the Company's ability to use these carryforwards.

 8. EMPLOYEE BENEFITS

     In 1996, the Company established a cafeteria benefits plan whereby it contributes for each employee an amount equal to $3,000 plus a percentage of each employee's base salary, as approved by the Board of Directors, up to a maximum contribution of $9,000. The employer contribution goes towards the purchase of various benefit packages selected by the employee. The employee may contribute additional amounts as desired. Benefit packages include health care reimbursement, dependent care assistance, various insurance premium payments and a 401(k) plan. Company contributions to the cafeteria benefits plan were $101,832 and $182,216 for the years ended December 31, 1996 and 1997, respectively, $47,050 and $78,070 for the three months ended March 31, 1997 and 1998, respectively, and $362,118 for the period from August 2, 1995 (Inception) to March 31, 1998.

 9. STRATEGIC ALLIANCES

     On October 10, 1997, the Company entered into a strategic alliance with NBC Multimedia, Inc. ("NBC Multimedia"), a wholly-owned subsidiary of the National Broadcasting Corporation, Inc. ("NBC"), whereby the Company became the exclusive provider of technology and services for the distribution of most NBC entertainment audio/visual content by means of the Internet. As consideration for the NBC Strategic Alliance Agreement, the Company issued to NBC 1,280,000 shares of Series G convertible preferred stock. The Company is entitled to receive 30% of certain advertising revenues generated under this alliance from NBC websites or, at a minimum, payments from NBC Multimedia for the video delivery services at rates at least as favorable as the most favorable rates offered by the Company to third parties. The Company is obligated to make $2,000,000 in non-refundable payments to NBC Multimedia for certain production, operating and

                                  INTERVU INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

advertising costs associated with certain NBC websites including payments of (i) $750,000 paid on the completion of the initial public offering completed in November 1997, (ii) $500,000 which became due in February 1998, (iii) $500,000 due in May 1998, and (iv) $250,000 due in August 1998.

     NBC Multimedia may terminate the agreement without cause by giving 90 days written notice. NBC Multimedia was required to return all shares of Series G convertible preferred stock if termination occurred prior to January 10, 1998 and NBC Multimedia had not promoted, at a minimum, the Company's logo on the NBC Web site and is required to return 600,000 shares of Series G convertible preferred stock if the termination occurs at any other time during the first two years of the exclusive term. The Company determines the fair value of the Series G convertible preferred stock issued to NBC on the dates the requirements that NBC return some or all of the shares of Series G convertible preferred stock lapse. Based on these provisions, the Company has charged $3,372,580 as the fair value of 680,000 shares of Series G convertible preferred stock to expense in the quarter ending March 31, 1998 and expects to charge the then fair value of the remaining 600,000 shares of Series G convertible preferred stock to expense in the quarter ending December 31, 1999. Should the Company renegotiate or waive these provisions, removing NBC's obligation to return shares of Series G convertible preferred stock, the Company would expense the fair value of each share at that time. The Company believes that the fair value of the remaining 600,000 shares of Series G convertible preferred stock will roughly approximate the price at which the Company's common stock is then trading, multiplied by the number of shares into which such outstanding shares of Series G convertible preferred stock would convert at the .6298 conversion rate. The noncash charges are likely to be substantial and are likely to have a material adverse impact on the Company's results of operations in the periods such expenses are recognized.

                                                                  [INTERVU LOGO]

     Two video banner advertisements are depicted. The first advertisement is a rectangle approximately one inch high and four inches wide containing the words "Volvo V70 and Cross Country"; "Click here for video"; and "V-Banner Delivered, the InterVU Network." At the far right of the rectangle is a one inch by one inch picture of a car. The second advertisement also is a one inch by four inch rectangle that contains the McIlhenny Co. Tabasco Brand Pepper Sauce logo and the words "Are you one of those weirdos who gets their thrills torturing small insects?" At the far right of the rectangle is a picture of the head of a man wearing a satisfied grin.

V-Banner(TM)            InterVU's V-Banner video advertising banners, which
  Client Videos         integrate real time audio and video into traditional ad
  Free Software         banners, are delivered automatically to end-users with video player capability. V-Banners offer advertisers access to
                        end-users through use of InterVU's All Eyes service. All
                        Eyes identifies each end-user's player software and delivers the video portion of the V-Banner in the compatible encoding format.

                                 [TRUEVU LOGO]
[INTERVU LOGO]                                           (MATCHLOGIC, INC. LOGO]

     The Company and MatchLogic have developed trueVU, a service designed to facilitate advertisers' use of bandwidth-intensive media and robust video ads on the Internet. trueVU combines InterVU's video delivery technology with MatchLogic's targeting, distribution, reporting and performance measurement capabilities to provide "one-stop shopping" for Internet advertisers and advertising agencies. trueVU allows advertisers to stage advertising campaigns across a number of Web sites without having to contact those sites individually and confirm the compatibility of their advertisements with the software used on those sites. In addition, trueVU offers integrated reporting of an ad's performance across a number of Web sites.

                               [VIDEOSEEKER LOGO]
[INTERVU LOGO]                                                        [NBC LOGO]

     NBC recently announced the creation of VideoSeeker, a Web site that offers end-users a single source for online video entertainment from NBC and its partners and programmers. VideoSeeker features a wide array of streaming and downloadable video content, including monologues from "The Tonight Show with Jay Leno," "Access Hollywood" celebrity interviews, backstage footage with NBC celebrities and music videos from myLAUNCH, an online music site. The Company created the video search engine used on the VideoSeeker site, owns the proprietary software underlying the site and will manage and distribute all video, audio and multimedia from the site via the InterVU Network.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................     3
Risk Factors.........................     7
Use of Proceeds......................    18
Price Range of Common Stock..........    18
Dividend Policy......................    18
Dilution.............................    19
Capitalization.......................    20
Selected Financial Data..............    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    22
Business.............................    27
Management...........................    40
Certain Transactions.................    45
Principal Stockholders...............    48
Description of Capital Stock.........    49
Shares Eligible for Future Sale......    52
Underwriting.........................    54
Legal Matters........................    55
Experts..............................    55
Available Information................    55
Index to Financial Statements........   F-1

======================================================
======================================================
                                2,000,000 SHARES

                                      LOGO

                                  INTERVU INC.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                            PAINEWEBBER INCORPORATED
                             JOSEPHTHAL & CO. INC.
                                CRUTTENDEN ROTH
                                  INCORPORATED
                            ------------------------

                                           , 1998
======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.

Securities and Exchange Commission registration fee.........  $ 11,832
NASD filing fee.............................................     4,511
Nasdaq National Market listing fee..........................    17,500
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   100,000
Printing and engraving expenses.............................   150,000
Blue Sky fees and expenses..................................     5,000
Transfer agent and registrar fees...........................     5,000
Miscellaneous...............................................    56,157
                                                              --------
     TOTAL..................................................  $500,000
                                                              ========

---------------
All of the above items are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Company's Certificate and Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Delaware law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the Company, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the Company's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of the Company (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     The Company is a party to indemnification agreements with each of its directors and officers. In addition, the form of Underwriting Agreement filed as
Exhibit 1.1 hereto provides for the indemnification of the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act.

     The Company maintains directors' and officers' liability insurance covering its executive officers and directors. The policies have limits of up to
$5,000,000 in the aggregate, subject to retentions of up to $          in the
aggregate.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     1. Upon incorporation of the Company on August 2, 1995, the Company sold an aggregate of 2,398,278 shares of Common Stock for total consideration of $952 to the initial stockholders of the Company as follows: 705,387 shares to Harry E. Gruber, 705,387 shares to Brian Kenner, 599,555 shares to a predecessor of the Westchester Group LLC, 211,609 shares to Ruth Hargis and 176,340 shares to the

A. B. Gruber Living Trust (the "Initial Stockholders"). Each of the Initial Stockholders was an accredited individual investor.

     2. On August 30, 1995, the company sold 172,500 shares of Series A Convertible Preferred Stock at $1 per share to various accredited individual investors for total consideration of $172,500.

     3. On February 4, 1996, the Company sold an aggregate of 339,562 shares of Series B Convertible Preferred Stock at $1.27 per share to various accredited individual investors for a total consideration of $431,244.

     4. On March 5, 1996, the Company sold an aggregate of 886,735 shares of Common Stock to certain of the Initial Stockholders, including 302,296 to each of Harry Gruber and Mr. Kenner and 282,166 shares to the predecessor of the Westchester Group LLC, for aggregate proceeds of $1,760.

     5. On March 7, 1996, the Company sold 296,147 shares of Series C Convertible Preferred Stock at $2.75 per share to various accredited individual investors for a total consideration of $814,404.

     6. On April 17, 1996, the Company sold 96,429 shares of Series D Convertible Preferred Stock at $7 per share to various accredited individual investors for a total consideration of $675,003.

     7. On August 9, 1996, the Company sold 144,500 shares of Series E Convertible Preferred Stock at $10 per share to various accredited individual investors for a total consideration of $1,145,000.

     8. On November 14, 1996, the Company sold 154,500 additional shares of Series E Convertible Preferred Stock at $10 per share to various accredited individual investors for a total consideration of $1,545,000.

     9. On December 4, 1996, the Company sold an additional 20,500 shares of Series E Convertible Preferred Stock at $10 per share to various accredited individual investors for a total consideration of $205,000.

     10. On January 24, 1997, the Company sold an additional 13,500 shares of Series E Convertible Preferred Stock at $10 per share to various accredited individual investors for a total consideration of $135,000.

     11. On February 4, 1997, the Company sold an additional 49,650 shares of Series E Convertible Preferred Stock at $10 per share to various accredited individual investors for a total consideration of $496,500.

     12. On February 27, 1997, the Company sold an additional 47,350 shares of Series E Convertible Preferred Stock at $10 per share to various accredited individual investors for a total consideration of $473,500.

     13. On July 16, 1997, the Company sold an additional 677,498 shares of Series F Convertible Preferred Stock at $6 per share to various accredited individual investors for a total consideration of $4,064,988.

     14. On August 8, 1997, the Company sold an additional 44,166 shares of Series F Convertible Preferred Stock at $6 per share to various accredited individual investors for a total consideration of $264,996.

     15. In October 1997, the Company issued 1,280,000 shares of Series G Convertible Preferred Stock to NBC, an accredited institutional investor, for consideration consisting of NBC Multimedia's making the Company the exclusive provider of technology and services for the distribution of NBC's entertainment audio/visual content by means of the Internet.

     Underwriters were not retained in connection with the sale of any of the Company's currently outstanding securities. All sales were made in private placements to employees or directors of the Company or to accredited individual investors or accredited institutional investors. The Company relied upon an exemption from registration under Section 4(2) of the Securities Act in connection with each of these transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

EXHIBIT
NUMBERS                      DESCRIPTION OF EXHIBIT
-------                      ----------------------
  1.1     Form of Underwriting Agreement.(6)
  3.1     Amended and Restated Certificate of Incorporation.(2)
  3.2     Amended and Restated Bylaws.(2)
  4.1     Form of Common Stock Certificate.(3)
  4.2     IPO Underwriters' Warrant Agreement including form of IPO
          Underwriters' Warrants.(4)
  4.3     Certificate of Designation for Series G Convertible
          Preferred Stock.(4)
  5.1     Opinion of Latham & Watkins.(6)
 10.1     1996 Stock Plan of InterVU Inc.(4)
 10.2     Form of Indemnification Agreement.(5)
 10.3     Form of Restricted Stock Purchase Agreement.(5)
 10.4     Amended and Restated Vesting Agreement between the Company and Harry Gruber.(2)
 10.5     Amended and Restated Vesting Agreement between the Company and Brian Kenner.(2)
 10.6     Strategic Alliance Agreement dated as of October 10, 1997
          between the Company and NBC Multimedia, Inc.(4)
 10.7     Preferred Stock Purchase Agreement dated as of October 10,
          1997 among the Company, National Broadcasting Company, Inc.
          and NBC Multimedia, Inc.(4)
 10.8     Strategic Alliance Agreement dated January 15, 1998 between the Company and MatchLogic Inc.(2)
 10.9     Consulting Agreement dated January 28, 1998 between the
          Company and J. William Grimes.(6)
10.10     Sublease Agreement dated as of April 20, 1998 between the
          Company and Computervision Corporation.(6)
10.11     1998 Stock Option Plan of InterVu Inc.(6)
10.12     Employee Qualified Stock Purchase Plan of InterVU Inc.(6)
 23.1     Consent of Ernst & Young LLP, Independent Auditors.(1)
 23.2     Consent of Latham & Watkins (contained in Exhibit 5.1).(6)
 24.1     Power of Attorney.(1)

---------------
(1) Filed herewith.

(2) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 31, 1998.

(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed with the Commission on November 12, 1997.

(4) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-1 filed with the Commission on October 24, 1997.

(5) Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed with the Commission on November 12, 1997.

(6) To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     All required information is set forth in the financial statements included in the Prospectus constituting part of this Registration Statement.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 30, 1998.

                                          InterVU Inc.

                                          By:      /s/ HARRY E. GRUBER
                                            ------------------------------------
                                                      Harry E. Gruber
                                            Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harry E. Gruber his true and lawful attorney-in-fact, acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                      TITLE                    DATE
                       ---------                                      -----                    ----

                  /s/ HARRY E. GRUBER                     Chairman of the Board and       April 30, 1998
--------------------------------------------------------  Chief Executive Officer
                    Harry E. Gruber                       (Principal Executive Officer)

                /s/ KENNETH L. RUGGIERO                   Vice President and Chief        April 30, 1998
--------------------------------------------------------  Financial Officer (Principal
                  Kenneth L. Ruggiero                     Financial Officer and
                                                          Principal Accounting Officer)

                    /s/ EDWARD DAVID                      Director                        April 30, 1998
--------------------------------------------------------
                      Edward David

                    /s/ MARK DOWLEY                       Director                        April 30, 1998
--------------------------------------------------------
                      Mark Dowley

                   /s/ ALAN Z. SENTER                     Director                        April 30, 1998
--------------------------------------------------------
                     Alan Z. Senter

                 /s/ J. WILLIAM GRIMES                    Vice Chairman                   April 30, 1998
--------------------------------------------------------
                   J. William Grimes

                    /s/ ISAAC WILLIS                      Director                        April 30, 1998
--------------------------------------------------------
                      Isaac Willis

                                 EXHIBIT INDEX

     The following exhibits are filed as part of this Form S-1 Registration Statement.

                                                                               SEQUENTIALLY
    EXHIBIT                                                                      NUMBERED
    NUMBERS                       DESCRIPTION OF EXHIBIT                          PAGES
    -------                       ----------------------                       ------------
      1.1      Form of Underwriting Agreement.(6)..........................
      3.1      Amended and Restated Certificate of Incorporation.(2).......
      3.2      Amended and Restated Bylaws.(2).............................
      4.1      Form of Common Stock Certificate.(3)........................
      4.2      Form of Underwriters' Warrant Agreement including form of
               Underwriters' Warrants.(4)..................................
      4.3      Certificate of Designation for Series G Convertible
               Preferred Stock.(4).........................................
      5.1      Opinion of Latham & Watkins.(6).............................
     10.1      1996 Stock Plan of InterVU Inc.(4)..........................
     10.2      Form of Indemnification Agreement.(5).......................
     10.3      Form of Restricted Stock Purchase Agreement.(5).............
     10.4      Amended and Restated Vesting Agreement between the Company and Harry Gruber.(2)........................................
     10.5      Amended and Restated Vesting Agreement between the Company and Brian Kenner.(2)........................................
     10.6      Strategic Alliance Agreement dated as of October 10, 1997
               between the Company and NBC Multimedia, Inc.(4).............
     10.7      Preferred Stock Purchase Agreement dated as of October 10,
               1997 among the Company, National Broadcasting Company, Inc.
               and NBC Multimedia, Inc.(4).................................
     10.8      Strategic Alliance Agreement dated January 15, 1998 between the Company and MatchLogic Inc.(2)..........................
     10.9      Consulting Agreement dated January 28, 1998 between the
               Company and J. William Grimes.(6)...........................
     10.10     Sublease Agreement dated as of April 20, 1998 between the
               Company and Computervision Corporation.(6)
     10.11     1998 Stock Option Plan of InterVU Inc.(6)...................
     10.12     Employee Qualified Stock Purchase Plan of InterVU Inc.(6)...
     23.1      Consent of Ernst & Young LLP, Independent Auditors.(1)......
     23.2      Consent of Latham & Watkins (contained in Exhibit
               5.1).(6)....................................................
     24.1      Power of Attorney.(1).......................................

---------------
(1) Filed herewith.

(2) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 31, 1998.

(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed with the Commission on November 12, 1997.

(4) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-1 filed with the Commission on October 24, 1997.

(5) Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed with the Commission on November 12, 1997.

(6) To be filed by amendment.